Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and among:
 WSP Global Inc.,
a Canadian corporation;

Everest Acquisition Corp.,
a New York corporation;

and

Ecology and Environment Inc.
a New York corporation

Dated as of August 28, 2019

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Table Of Contents
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Table Of Contents
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Exhibits

Exhibit A	-	Certain Definitions

Exhibit B	-	Persons Entering into Support Agreements

Exhibit C	-	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of August 28, 2019, by and among: WSP Global Inc., a Canadian corporation (“Parent”); Everest Acquisition Corp., a New York corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”); and Ecology and Environment Inc., a New York corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.         Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the NYBCL.  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become an indirect wholly owned subsidiary of Parent.

B.          The respective boards of directors of Parent and Merger Sub have approved this Agreement and the Merger.

C.          The board of directors of the Company has unanimously (i) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions (as defined below), including the Merger, and (iii) resolved, subject to the terms and conditions set forth herein, to recommend the adoption of this Agreement by the holders of Company Common Stock (as defined below) and directed that this Agreement be submitted for adoption by such holders at the Company Stockholders Meeting (as defined below).

D.         In order to induce Parent to enter into this Agreement and cause the Merger, concurrently with the execution and delivery of this Agreement, each stockholder of the Company listed on Exhibit B is executing a voting and support agreement in favor of Parent (each such agreement, a “Support Agreement”).

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.          Merger Transaction

1.1        Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2         Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NYBCL.

1.3         Closing; Effective Time.  The consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 390 Madison Avenue, New York, NY 10017, USA (or, if mutually agreed by Parent and the Company, by means of a virtual closing through electronic exchange of signatures) at 8:00 a.m. (New York time) on a date to be jointly designated by Parent and the Company, which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7 (other than those conditions which are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other place, time or date as Parent and the Company may jointly designate.  The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the NYBCL shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, filed with the Department of State of the State of New York (the “Department of State”).  The Merger shall become effective upon the acceptance for filing of such certificate of merger by the Department of State or, subject to the NYBCL, at such later time as the Company, Parent and Merger Sub may agree and specify in such certificate of merger (the time at which the Merger becomes effective being referred to as the “Effective Time”).

1.4         Certificate of Incorporation and Bylaws; Directors and Officers.  Unless otherwise determined by Parent prior to the Effective Time:

(a)         subject to Section 5.4(b), the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C;

(b)         subject to Section 5.4(b), the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c)         the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are the directors and officers of Merger Sub immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

1.5         Conversion of Shares.

(a)          At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)        any shares of Company Common Stock held by the Company or any wholly owned subsidiary of the Company (or held in the Company’s treasury) or held, directly or indirectly, by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time (collectively, the “Excluded Holders”) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)       except as provided in Section 1.5(a)(i) and subject to Sections 1.5(b), 1.7 and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $15.00 in cash (such cash amount, as it may be adjusted pursuant to Section 1.5(c), the “Price Per Share”), without interest; and

(iii)       each share of common stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b)        As of immediately prior to the Effective Time, without duplication of Section 1.5(a)(ii), each share of Company Restricted Stock on which restrictions have not yet lapsed and which is outstanding immediately prior to the Effective Time (i) shall automatically become fully vested and all restrictions applicable thereto shall lapse and (ii) shall terminate and be converted into the right to receive (A) the Price Per Share, less (B) any applicable withholding for Taxes (the “Restricted Share Merger Consideration”).  As of the Effective Time, each holder of a share of Company Restricted Stock shall cease to have any rights with respect thereto, except the right to receive the Restricted Share Merger Consideration for each share of Company Restricted Stock, without interest, payable in accordance with Section 1.7.

(c)         If, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the consideration to be paid in respect of shares of Company Common Stock pursuant to Section 1.5(a)(ii) shall be adjusted to the extent appropriate.

1.6         Closing of the Company’s Transfer Books.  At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time (each such certificate, a “Company Stock Certificate”) or uncertificated shares of Company Common Stock represented by book entry (each such share, an “Uncertificated Share”) shall cease to have any rights as stockholders of the Company (other than, for the avoidance of doubt, (i) the right of the holders of record of issued and outstanding shares of Company Common Stock on the Special Dividend Record Date to receive the Special Dividend on the Special Dividend Payment Date subject to and in accordance with Section 5.12 and (ii) the right to receive the Merger Consideration in accordance with Section 1.5); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid Company Stock Certificate or Uncertificated Share is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Uncertificated Share shall be canceled and shall be exchanged as provided in Section 1.7.

1.7         Exchange of Certificates.

(a)         Prior to the Closing Date, Parent shall select a reputable bank, trust company or agent to act as paying agent in the Merger that is reasonably acceptable to the Company (the “Paying Agent”).  The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company.  Prior to the Effective Time, subject to Section 1.8, Parent shall cause to be deposited with the Paying Agent cash sufficient to make payments of the Merger Consideration payable pursuant to Section 1.5 (other than payments of any Restricted Share Merger Consideration with respect to which there is a Tax withholding obligation)  (such deposits, collectively, the “Payment Fund”).  The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that any such investments shall be in short-term liquid obligations of the United States or guaranteed by the United States and backed by the full faith and credit of the United States.  Any earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Company Common Stock.  No investment of the Payment Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Section 1, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Paying Agent to the extent and in the amount necessary to satisfy Parent and the Surviving Corporation’s payment obligations under this Section 1, which additional funds will be deemed to be part of the Payment Fund.  Following the Effective Time, Parent shall retain cash sufficient to make, or cause to be made, payments of the Restricted Share Merger Consideration payable pursuant to Section 1.5(b) with respect to which there is a Tax withholding obligation in accordance with Section 1.7(g).

(b)         Promptly after the Effective Time, but in no event later than five Business Days following the Closing Date, the Paying Agent will mail to the Persons who were record holders of Company Stock Certificates or Uncertificated Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent and the Company shall reasonably agree to specify (including a provision confirming that delivery of Company Stock Certificates or transfer of Uncertificated Shares shall be effected, and risk of loss and title to Company Stock Certificates or Uncertificated Shares shall pass, only upon proper delivery of such Company Stock Certificates or transfer of the Uncertificated Shares to the Paying Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or transfer of Uncertificated Shares in exchange for Merger Consideration.  Upon surrender of a Company Stock Certificate to the Paying Agent for exchange (or compliance with the reasonable procedures established by the Paying Agent for transfer of Uncertificated Shares), together with the delivery of a duly executed letter of transmittal and such other documents as may be reasonably and customarily required by the Paying Agent or Parent: (A) the holder of such Company Stock Certificate or Uncertificated Shares shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Section 1.5, in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Company Stock Certificate or Uncertificated Shares; and (B) the Company Stock Certificate or Uncertificated Shares so surrendered or transferred shall be canceled.  In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate formerly representing such shares or Uncertificated Shares is registered if: (1) any such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer; and (2) such holder shall have paid any fiduciary or surety bonds and any transfer or other similar Taxes required by reason of the payment of such Merger Consideration to a Person other than such holder (or shall have established to the reasonable satisfaction of Parent that such bonds and Taxes have been paid or are not applicable).  Until surrendered or transferred as contemplated by this Section 1.7(b), each Company Stock Certificate and each Uncertificated Share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond in a reasonable and customary amount as indemnity against any claim that may be made against the Paying Agent, Parent, Merger Sub or the Surviving Corporation with respect to such Company Stock Certificate.  No interest shall be paid or will accrue on any Merger Consideration payable to holders of Company Stock Certificates or in respect of Uncertificated Shares.

(c)         Any portion of the Payment Fund that remains undistributed to former holders of shares of Company Common Stock as of the date that is one year after the date on which the Merger becomes effective shall be delivered by the Paying Agent to Parent upon demand, and any former holders of shares of Company Common Stock who have not theretofore surrendered their Company Stock Certificates, or complied with the procedures established by the Paying Agent for transfer of Uncertificated Shares, in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.

(d)        Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or holder of any Company Restricted Stock such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e)         If any Company Stock Certificate has not been surrendered, or any Uncertificated Share has not been transferred, by the day immediately prior to the date on which the cash amount that such Company Stock Certificate or Uncertificated Share represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Laws, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

(f)         None of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration properly delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Law.

(g)         Promptly after the Effective Time, but in no event later than 15 Business Days following the Closing Date, Parent shall cause to be paid, through Parent’s or the Surviving Corporation’s standard payroll practices, to each holder of a share of Company Restricted Stock with respect to which there is a Tax withholding obligation, the applicable Restricted Share Merger Consideration, without interest.

1.8         Dissenting Shares.

(a)         In accordance with Section 910(a)(1)(A)(iii) of the NYBCL, no appraisal rights shall be available to holders of shares of Company Class A Common Stock in connection with the Merger.

(b)         Notwithstanding anything to the contrary contained in this Agreement, shares of Company Class B Common Stock held by a holder who has not voted in favor of the Merger or consented thereto in writing, who has made a proper demand for appraisal of such shares of Company Class B Common Stock in accordance with Section 623 of the NYBCL and who has otherwise complied with all applicable provisions of Section 623 of the NYBCL (any such shares of Company Class B Common Stock being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 623 of the NYBCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the NYBCL to a holder of Dissenting Shares.

(c)         If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares or, if such shares are Uncertificated Shares, upon compliance with the procedures established by the Paying Agent for the transfer of such Uncertificated Shares.

(d)         The Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the NYBCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the NYBCL that relates to any such demand for appraisal; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument.  The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment or settlement offer.

1.9         Further Action.  If, at any time after the Effective Time, any further action consistent with the terms of this Agreement is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2.           Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the Disclosure Schedule (subject to Section 9.6); and (b) disclosure in any Company SEC Report filed with the SEC and available on EDGAR at least three Business Days before the date of this Agreement (including the exhibits and schedules thereto, but excluding, in each case, any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements” and any similar disclosures contained or referenced therein to the extent they are general forward-looking statements of possible risks)):

2.1         Organization; Subsidiaries.

(a)         The Company is duly incorporated, validly existing and in good standing (or equivalent status) under the laws of the State of New York.  The Company has all requisite corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except where the failure to have such power or authority has not been and would not be, individually or in the aggregate, material to the business of the Acquired Companies, taken as a whole.

(b)         The Company is qualified to do business as a foreign entity, and is in good standing (in jurisdictions that recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing has not had and would not have, individually or in the aggregate, a Material Adverse Effect.

(c)         Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing (in jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except where the failure to be so organized, existing or in good standing, or to have such power or authority, has not been and would not be, individually or in the aggregate, material to the business of the Acquired Companies, taken as a whole. Each of the Subsidiaries of the Company is qualified to do business as a foreign entity, and is in good standing (in jurisdictions that recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing has not had and would not have, individually or in the aggregate, a Material Adverse Effect.

(d)         Section 2.1(d) of the Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of (i) the name, (ii) the jurisdiction of organization and (iii) each equityholder and its respective ownership percentage of each Subsidiary of the Company.  None of the Acquired Companies owns any capital stock of, or any equity interest of any nature in, any other Entity, other than another Acquired Company. Except as set forth in Section 2.1(d) of the Disclosure Schedule, none of the Acquired Companies has at any time been a general partner of any general partnership, limited partnership or other Entity.  Neither the Company nor any of the Company’s wholly-owned Subsidiaries nor, to the Knowledge of the Company, any of the other Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or capital contribution to any other Entity.

2.2         Certificate of Incorporation and Bylaws.  The Company has Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws, certificate of formation or limited partnership, operating or partnership agreement and other charter, organizational and governing documents of each of the Acquired Companies, including all amendments thereto, in effect as of the date hereof. The Company is not in material violation of any of the provisions of its certificate of incorporation or bylaws, including all amendments thereto.  None of the other Acquired Companies (other than the Company) is in violation of any of the provisions of the certificate of incorporation, bylaws, certificate of formation or limited partnership, operating or partnership agreement and other charter, organizational and governing documents, including all amendments thereto, of such Entity, except for such violations that are not and would not be, individually or in the aggregate, material to the business of the Acquired Companies, taken as a whole.

2.3          Capitalization.

(a)         The authorized capital stock of the Company consists of: (i) 16,000,000 shares of Company Common Stock, consisting of 6,000,000 shares of Company Class A Common Stock, of which 3,128,823 shares have been issued and are outstanding as of August 26, 2019, and 10,000,000 shares of Company Class B Common Stock, of which 1,200,735 shares have been issued and are outstanding as of August 26, 2019; and (ii) 2,000,000 shares of preferred stock, $0.01 par value per share, of which no shares have been issued or are outstanding as of the date of this Agreement.  As of August 26, 2019, the Company holds 64,167 shares of its capital stock in its treasury.  All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights.  There are no shares of Company Common Stock held by any of the Acquired Companies (other than the shares held by the Company in its treasury).  Except as set forth in Section 2.3(a) of the Disclosure Schedule, there is no Company Contract or, to the Knowledge of the Company, any other Contract (other than the Stockholders Agreement), relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock.  None of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.

(b)        As of August 26, 2019:, (i) 10,367 shares of Company Restricted Stock are outstanding; (ii) 164,544 shares of Company Common Stock are reserved for future issuance pursuant to the Company Stock Award Plan; (iii) no shares of Company Common Stock are subject to stock options, stock appreciation rights, restricted stock units, or deferred stock units, whether granted under the Company Stock Award Plan or otherwise; and (iv) no shares of Company Restricted Stock are outstanding other than those granted under the Company Stock Award Plan. Section 2.3(b) of the Disclosure Schedule accurately sets forth the following information with respect to each Company Equity Award outstanding as of the Agreement Date: (A) the Company Stock Award Plan (if any) pursuant to which such Company Equity Award was granted; (B) the name of the holder of such Company Equity Award; (C) the number of shares of Company Common Stock subject to such Company Equity Award (including, for Company Equity Awards subject to performance-based vesting requirements, both the target and the maximum number of shares of Company Common Stock); (D) the purchase price (if any) of such Company Equity Award; and (E) the date on which such Company Equity Award was granted.  All grants of Company Equity Awards were recorded on the Company’s financial statements (including any related notes thereto) contained in the Company SEC Reports in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(c)         Except as set forth in Section 2.3(c) of the Disclosure Schedule, there are no: (i) outstanding equity-based compensation awards, subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Companies; (ii) outstanding securities, instruments or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(d)         All outstanding shares of Company Common Stock and options, warrants, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Company, its wholly-owned Subsidiaries and, to the Knowledge of the Company, the other Acquired Companies have been issued and granted in compliance with, in all material respects: (i) all applicable securities laws and other applicable Laws; and (ii) all requirements set forth in applicable Contracts.

(e)         All of the outstanding equity interests of each of the wholly-owned Subsidiaries of the Company and, to the Knowledge of the Company, the outstanding equity interests owned by the Company in each of the other Acquired Companies (other than the Company) have been duly authorized and validly issued, are fully paid and nonassessable (in jurisdictions that recognize such concepts) and free of preemptive rights, are beneficially owned and of record by the Company and, except as would not be material to the business of the Acquired Companies, taken as a whole, are free and clear of any Encumbrances (other than Permitted Encumbrances and any restrictions on transfer imposed by applicable securities Laws).

2.4        Authority; Binding Nature of Agreement.  The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Required Company Stockholder Vote.  The Company’s board of directors (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously approved the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions, including the Merger; (c) unanimously resolved to recommend the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement be submitted for adoption by such holders at the Company Stockholders Meeting; and (d) approved the transactions contemplated by this Agreement and the Support Agreements for all purposes of Section 912 of the NYBCL, including to render the restriction on business combinations contained in Section 912 of the NYBCL inapplicable to the execution, delivery and performance of this Agreement and the Support Agreements and to the consummation of the Merger and the other Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.5          SEC Filings; Financial Statements.

(a)         The Company has Made Available to Parent accurate and complete copies of all registration statements, proxy statements, Certifications and other statements, reports, schedules, forms and other documents filed by the Company with the SEC between January 1, 2017 and the date hereof, and all amendments thereto (the “Company SEC Reports”).  Except as set forth in Section 2.5(a) of the Disclosure Schedule, all statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC prior to the date of this Agreement have been so filed on a timely basis.  Other than the Company, none of the Acquired Companies is required to file any documents with the SEC. Except as set forth in Section 2.5(a) of the Disclosure Schedule, as of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):  (i) each of the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, the principal executive officer and principal financial officer of the Company have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act (each such required certification, a “Certification”). For purposes of this Agreement, (A) “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act and (B) the term “file” used with respect to the Company SEC Reports shall mean file with or, to the extent permissible, furnish to the SEC. As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.

(b)         Except as set forth in Section 2.5(b) of the Disclosure Schedule, the consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be noted therein and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby.  No financial statements of any Person other than the Acquired Companies (excluding GAC) are required by GAAP to be included in the consolidated financial statements of the Company.

(c)         Except as set forth in Section 2.5(c) of the Disclosure Schedule, the Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance that (i) the Acquired Companies maintain records that in reasonable detail accurately and fairly reflect the Acquired Companies’ transactions and dispositions of assets; (ii) transactions are executed in accordance with authorizations of management and the Company’s board of directors; (iii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP (or IFRS, to the extent applicable to certain Acquired Companies (other than the Company)), and to maintain asset accountability; (iv) reasonable efforts are taken to prevent or timely detect the unauthorized acquisition, use or disposition of the Acquired Companies’ assets that could have a material effect on the Company’s consolidated financial statements; and (v) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has evaluated the effectiveness of the Acquired Companies’ internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Except as set forth in Section 2.5(c) of the Disclosure Schedule, to the Knowledge of the Company, the Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information that has not been subsequently remediated and (ii) any fraud, whether or not material, that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting. Except as set forth in Section 2.5(c) of the Disclosure Schedule, the Company is in compliance with the applicable listing and other rules and regulations of the NASDAQ and, except as set forth on Section 2.5(c) of the Disclosure Schedule, since January 1, 2017, has not received any notice from the NASDAQ asserting any non-compliance with such rules and regulations.

(d)         Except as set forth in Section 2.5(d) of the Disclosure Schedule, (i) the Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it, and (ii) no Acquired Company has outstanding, or has arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

(e)         Except as set forth in Section 2.5(e) of the Disclosure Schedule, since January 1, 2017, there have been no changes in any of the Company’s accounting policies or in the methods of making accounting estimates or changes in estimates that, individually or in the aggregate, are material to the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Reports, except as described in the Company SEC Reports or except as may have been required by any Law or regulatory authority. The reserves reflected in such financial statements have been determined and established in accordance with GAAP and have been calculated in a consistent manner, except as may be noted therein.

2.6         Absence of Changes.  Since the Balance Sheet Date:  (a) there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect; and (b) none of the Acquired Companies has taken any action, or authorized, approved, committed or agreed to take any action, that, if taken during the Pre-Closing Period, would require Parent’s consent under Section 4.2(b) if taken or proposed to be taken after the date of this Agreement. From and after the Balance Sheet Date, the business of the Acquired Companies, taken as a whole, has been conducted in the ordinary course consistent with past practice in all material respects except as set forth in Section 2.6 of the Disclosure Schedule.

2.7         Title to Assets.  The Acquired Companies own, and have good and valid title to, all assets owned by them that are material to the Acquired Companies, taken as a whole, including: (a) all assets reflected on the Company Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Balance Sheet); and (b) all other assets reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies, in each case, that are material to the Acquired Companies, taken as whole.  All of such assets that are material to the Acquired Companies are owned by the Acquired Companies free and clear of any Encumbrances, except for Permitted Encumbrances.

2.8         Real Property; Equipment; Leasehold.

(a)         Section 2.8(a) of the Disclosure Schedule sets forth an accurate and complete list of all real property owned by the Acquired Companies as of the date of this Agreement (the “Owned Real Property”). The Acquired Companies, as applicable, have good, valid and marketable fee title to all Owned Real Property free and clear of all liens (other than Permitted Encumbrances).

(b)         Section 2.8(b) of the Disclosure Schedule sets forth an accurate and complete description of each real property lease, sublease, license or occupancy agreement pursuant to which any of the Acquired Companies leases, subleases, licenses or occupies real property from any other Person in effect as of the date hereof (the “Leases”).  All real property leased, subleased or licensed to the Acquired Companies, including all buildings, structures, fixtures and other improvements leased, subleased or licensed to the Acquired Companies, are referred to as the “Leased Real Property.” Annex B to the Disclosure Schedule (i) contains a complete and accurate list of the Leased Real Property as of the date of this Agreement and (ii) sets forth, as of the date of this Agreement, for each Lease the lessor, the function, the approximate square footage, the expiration date and the current rent payable.  The Acquired Companies have good, valid and subsisting interests in and to all of the Leased Real Property free and clear of all Encumbrances (other than Permitted Encumbrances), except as has not been and would not be, individually or in the aggregate, material to the business of the Acquired Companies, taken as a whole. All of the Leases are valid, enforceable and in full force and effect, have not been modified, amended or supplemented, in writing or otherwise, all rents, additional rents and other amounts due to date pursuant to each Lease have been paid and there is no default or event which, with the passage of time, the giving of notice or both, would become a default by an Acquired Company or, to the Knowledge of the Company, any other party under any Lease, except in each case as has not been and would not be, individually or in the aggregate, material to the business of the Acquired Companies, taken as a whole. The Company has Made Available to Parent accurate and complete copies of all office Leases and other material Leases.

(c)         Except as has not had and would not have, individually or in the aggregate, a Material Adverse Effect, (i) to the Company’s Knowledge, the present use and operation of the Leased Real Property is authorized by, and is in compliance in all material respects with, all applicable zoning, land use, building, fire, health, labor, safety and health laws and other Laws, (ii) there is no Legal Proceeding pending, or to the Knowledge of the Company threatened, that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present use or operation of any Leased Real Property, and (iii) the Company has not received any written notice of any condemnation proceedings relating to any Leased Real Property and, to the Knowledge of the Company, no condemnation proceedings relating to any Leased Real Property are pending or threatened.

(d)         Except as set forth in Section 2.8(d) of the Disclosure Schedule, there are no subleases, licenses, occupancy agreements or other contractual obligations granted by any Acquired Company that authorize the right of use or occupancy of any of the Leased Real Property to any Person other than the Acquired Companies, and, to the Knowledge of the Company, there is no Person in possession of any of the Leased Real Property other than the Acquired Companies.

(e)        Except as has not had and would not have, individually or in the aggregate, a Material Adverse Effect, all items of equipment and other tangible assets owned by or leased to the Acquired Companies (including the Leased Real Property) are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Acquired Companies in the manner in which such businesses are currently being conducted.

2.9          Intellectual Property.

(a)         Section 2.9(a) of the Disclosure Schedule accurately identifies: (i) (A) each item of Registered IP in which any Acquired Company has an ownership interest or an exclusive license in any field or territory (the “Registered Company IP”) and (B) all other material Company IP; (ii) the jurisdiction in which such item of Registered Company IP has been registered or filed and the application, registration or serial number and date, as applicable; and (iii) the record owner of such Registered Company IP and, if different, the legal owner of such Registered Company IP.

(b)         Section 2.9(b) of the Disclosure Schedule accurately identifies:  (i) each material Contract or license pursuant to which any Acquired Company has granted any Person a license, option, covenant not to sue, or other right or immunity under, in or to any material Intellectual Property Rights, other than non-exclusive licenses granted in the ordinary course of business, and (ii) each material Contract or license pursuant to which any Person has licensed any Intellectual Property Rights to any Acquired Company or granted to any Acquired Company an option, a covenant not to sue or other right or immunity with respect to Intellectual Property Rights, other than licenses for commercially available software or software-as-a-service and licenses ancillary to commercial Contracts.

(c)          Except as has not been and would not be, individually or in the aggregate, material to the business of the Acquired Companies, taken as a whole, the Acquired Companies exclusively own all right, title and interest in and to, or hold an exclusive license to, the Company IP, free and clear of any Encumbrances, except for Permitted Encumbrances, and each Acquired Company has taken reasonable steps to maintain the confidentiality of its trade secrets and other material confidential information.  Each Person who is or was involved in the creation, contribution or development of any Intellectual Property Rights in the course of that Person’s work for any Acquired Company has validly and irrevocably assigned to an Acquired Company all such Intellectual Property Rights (other than such Intellectual Property Rights which vest in the applicable Acquired Company by operation of law) and is bound by confidentiality provisions protecting such Intellectual Property Rights, and to the extent not assignable by law, has granted a waiver of such Person’s moral rights and other equivalent or similar non-assignable rights in and to such Intellectual Property Rights, as applicable. To the Knowledge of the Company, there has been no material unauthorized access or disclosure of the Acquired Companies’ trade secrets.

(d)         Except as has not been and would not be, individually or in the aggregate, material to the business of the Acquired Companies, taken as a whole, (i)  since January 1, 2017, no Acquired Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person and the conduct of the businesses of the Acquired Companies and the commercialization, development and use of the products and services of the Acquired Companies do not infringe, violate or misappropriate any Intellectual Property Right of any other Person, and (ii) no claims or other suits, actions or proceedings are pending or, to the Knowledge of the Company, threatened against the Acquired Companies (A) alleging that any of the Acquired Companies has infringed, misappropriated, diluted or otherwise violated any Intellectual Property Rights of any other Person in any material respect, or (B) that contest the validity, use, ownership or enforceability of any of the Company IP owned by any of the Acquired Companies or that, to the Knowledge of the Company, contest the validity of Company IP that is exclusively licensed to any of the Acquired Companies.

(e)        Except as has not been and would not be, individually or in the aggregate, material to the business of the Acquired Companies, taken as a whole, or as set forth on Section 2.9(e) of the Disclosure Schedule, (i) no material Company IP was either conceived or first reduced to practice by or on behalf of the Acquired Companies in performance of a Government Contract or Government Bid; (ii) no material Company IP was developed by or on behalf of any Acquired Company or any Subsidiary of an Acquired Company either exclusively or partially with funds from a Governmental Body in a manner that would subject such Company IP to any lien, license or grant of rights to such Governmental Body; and (iii) the U.S. Government has acquired no more than “limited rights” or “restricted rights” as defined in FAR Parts 27 and 52 and/or DFARS Parts 227 and 252 in any material Company IP developed by or on behalf of any Acquired Company that was a deliverable under a Government Contract with a data rights provision.

(f)          To the Knowledge of the Company, all material software used in connection with the conduct of the business of the Acquired Companies (i) performs in material conformance with its documentation and (ii) is free from any material defect and does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software.  No software owned, developed (or currently being developed), marketed or distributed by the Acquired Companies (the “Proprietary Software”) uses open source software in a manner that (A) requires the public disclosure of any source code for such Proprietary Software, (B) requires the sale or licensing of such Proprietary Software for the purpose of making derivative works or (C) imposes limitations on the Acquired Company’s right to require royalty payments from or restrict further distribution of such Proprietary Software, except, in each case of the foregoing, as would not be, individually or in the aggregate, material to the business of the Acquired Companies, taken as a whole.

(g)         Since January 1, 2017, (i) the Acquired Companies’ receipt, collection, maintenance, transmission, transfer, use, processing, analysis, disclosure, storage, disposal and security of Protected Information has complied and complies, in all material respects, with: (A) each Company Contract or Government Contract containing obligations applicable to such Protected Information; (B) applicable Information Privacy and Security Laws; and (C) applicable written policies and procedures adopted by the Acquired Companies relating to such Protected Information and (ii) to the Knowledge of the Company, there has been no, and the Company has no Knowledge of any claims or other suits, actions or proceedings pending or threatened against any Acquired Company alleging any, material data security breach of any IT System, or material unauthorized acquisition, access, use or disclosure of any Protected Information, owned, stored or controlled by any of the Acquired Companies.  Each Acquired Company reasonably protects the confidentiality, integrity and security of its Protected Information and its IT Systems against any unauthorized use, access, interruption, modification or corruption and has appropriately responded to and contained any data breaches or security incidents experienced by any Acquired Company.

2.10       Material Contracts.

(a)         Section 2.10(a) of the Disclosure Schedule identifies each of the following Company Contracts in effect as of the date of this Agreement (each, a “Material Contract”):

(i)        any Contract to which the Company is a party or other material Contract to which any other Acquired Company (excluding GAC) is a party: (A) relating to or involving the employment of, or the performance of services by, any Company Associate (other than offer letters with employees providing for “at will” employment terminable on 10 days’ notice or less in the form used by the Company in the ordinary course of business); (B) pursuant to which any of the Acquired Companies is or may become obligated to make or provide any severance, termination, change in control or similar payment or benefit to any Company Associate; or (C) pursuant to which any of the Acquired Companies is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $25,000 to any Company Associate;

(ii)        any Company Employee Plan, including any stock option plan, stock appreciation right plan or stock purchase plan, whose terms provide that any of the benefits provided for thereunder will be triggered or materially increased, or the vesting of any of the benefits provided for thereunder will be accelerated, by the consummation of any of the Contemplated Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions (either alone or in connection with a previous or subsequent termination of employment or service in combination therewith);

(iii)        any collective bargaining, union or works council agreement;

(iv)      any Contract relating to the acquisition, development, sale or disposition of any (A) business unit or (B) product line, in each case, that is material to the Acquired Companies, taken as whole, and entered into since January 1, 2017 or pursuant to which the Company has any material ongoing obligations;

(vi)       any Contract: (A) involving a material joint venture, strategic alliance, partnership or sharing of profits or revenue or similar agreement; or (B) for any capital expenditure in excess of $200,000;

(vii)      any Contract relating to the development (including joint development) or joint ownership of any material Intellectual Property Rights (other than employee agreements entered into in the ordinary course of business);

(viii)     any Contract entered into since January 1, 2017: (A) relating to the disposition or acquisition by any Acquired Company of any assets or any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) for consideration in excess of $350,000 individually or $700,000 in the aggregate for all such Contracts; or (B) pursuant to which any Acquired Company will acquire any interest, or will make an investment for consideration in excess of $350,000 in any other Person, other than another Acquired Company;

(ix)       any Contract that materially limits or otherwise materially restricts the right or ability of any Acquired Company: (A) to compete or provide services in any line of business or in any geographic area; (B) to acquire any product or other asset or any service from any other Person that is material to the operation of the business of any Acquired Company, sell any material product or other material asset to or perform any service for any other Person, or transact material business with any other Person; or (C) to develop, sell, supply, license, distribute, offer, support or service any material product or any material Intellectual Property Rights or other material asset to or for any other Person.

(x)        any Contract that: (A) grants exclusive rights to market, sell or deliver any material product or material service of any Acquired Company; (B) contains any “most favored nation” or similar provision in favor of the counterparty, other than any such Contract that (1) may be cancelled by any Acquired Company without material liability to such Acquired Company upon notice of 60 days or less, or (2) is not material to the Acquired Companies, taken as a whole; or (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to any asset owned by an Acquired Company that is material to the Acquired Companies, taken as a whole;

(xi)       any mortgage, indenture, guarantee, loan, credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit, in each case, in excess of $500,000, other than: (A) accounts receivable and accounts payable; (B) loans to or guarantees of obligations of direct or indirect wholly owned Subsidiaries of the Company; and (C) extensions of credit to customers, in each case, arising or provided in the ordinary course of business consistent with past practice;

(xii)      any Contract with a Major Client located in the United States or a Major Supplier that has obligations that are or will be required to be performed and that have not been fully performed, other than (1) purchase orders for the sale or purchase of products or services in the ordinary course of business under which the Acquired Companies have made or received payments of less than $500,000 in aggregate and (2) any such Contract that may be cancelled by any Acquired Company without material liability to such Acquired Company upon notice of 60 days or less;

(xiii)     the material Leases;

(xiv)     any settlement, conciliation or similar Contract that materially restricts or imposes any material outstanding obligation on the Acquired Companies, including any coexistence or consent agreements related to material Company IP;

(xv)       any Current Government Contract;

(xvi)     any Contract (other than a Contract evidencing any Company Equity Award the form of which has been Made Available to Parent): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any security or (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any security; or (C) containing any right of first refusal or similar right pursuant to which any Acquired Company could be obligated to repurchase or redeem, any material equity interests of any Person; and

(xvii)    any agreement containing any material “earn-out”, contingent or deferred purchase price payable by the Acquired Companies, except as entered into in the ordinary course of business consistent with past practice.

(b)         Except as set forth in Section 2.10(b) of the Disclosure Schedule, the Company has Made Available to Parent an accurate and complete copy (or a draft or unsigned form that does not vary in any material respect from the complete and final version) of each Material Contract (other than those Contracts (i) described in Section 2.10(a)(i), (ii) with Major Suppliers and purchase orders with Major Clients described in each case in Section 2.10(a)(xii) or (iii) described in Section 2.10(a)(xv)).  Each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, each other party thereto, subject to the Enforceability Exceptions, except for such failures to be valid and binding or to be in full force and effect that are not and would not be, individually or in the aggregate with other such failures, material to the business of the Acquired Companies, taken as a whole. None of the Acquired Companies, and, to the Knowledge of the Company, no other Person, has violated or breached, or committed any default under, any Company Contract that constitutes a Material Contract, except for such violations, breaches or defaults that, individually or in the aggregate with other such violations, breaches or defaults, are not and would not be material to the business of the Acquired Companies, taken as a whole.  Since the Balance Sheet Date, to the Knowledge of the Company, none of the Acquired Companies has received any written notice regarding any actual violation or breach of, or default under, any Material Contract that has not since been fully cured.

2.11       Government Contracts.

(a)          Section 2.11(a) of the Disclosure Schedule identifies:

(i)         each Government Contract for which (A) performance has not been completed or the ordering period has not expired, that involves annual payments by or to the Acquired Companies in excess of $500,000 and (B) final payment has not been received (collectively, “Current Government Contracts”);

(ii)         each outstanding Government Bid involving the Acquired Companies’ business that has not been accepted or rejected for a contract award and which would, if entered into, constitute a Material Contract; and

(iii)      each Government Contract for which (A) notice to a Governmental Body is required on the part of the Acquired Companies in connection with the execution and delivery by the Acquired Companies of this Agreement or (B) consent by a Governmental Body is required on the part of the Acquired Companies in connection with the execution and delivery by the Acquired Companies of this Agreement.

(b)         Except as has not had and would not have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Acquired Companies’ Government Contracts were legally awarded, are in full force and effect, and are enforceable in accordance with their respective terms, (ii) no such Government Contract (or, where applicable, the prime contract with the Governmental Body under which such Government Contract was awarded) is, or is reasonably likely to become, the subject of bid protest proceedings and (iii) no facts exist that would give rise to a material claim for price adjustment under the Truth in Negotiations Act or to any other request for a material reduction in the price or awarded amount of any Governmental Contracts.

(c)         Since January 1, 2017, the Acquired Companies have complied in all material respects with all terms and conditions of all Government Contracts, including the Federal Acquisition Regulation (the “FAR”), Service Contract Act of 1963, as amended (including requirements for paying applicable Service Contract Act wage rate and fringe benefit rates), the Privacy Act, the Contract Disputes Act of 1978, as amended, and the Truth in Negotiations Act of 1962, as amended, where and as applicable and pertaining to each such Government Contract and each Government Bid whether incorporated expressly, by reference or by operation of law.  The Acquired Companies have complied in all material respects with all applicable representations, certifications and disclosure requirements under all Government Contracts and Government Bids.  To the Knowledge of the Company, all facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Acquired Companies in connection with any Government Contract and its Government Bids which may result in a Material Contract were current, accurate and complete in all material respects as of the date of their submission. To the Knowledge of the Company, no facts exist that would reasonably be expected to give rise to any material loss to any of the Acquired Companies under the False Claims Act (or under any similar state or local statute or regulation).  Except as described in Section 2.11(c) of the Disclosure Schedule, since January 1, 2017, to the Knowledge of the Company, no Acquired Company has undergone, or is undergoing, any, audit, review, inspection, investigation, survey or examination of records relating to any Government Contract (where such audit or such other activity is either outside the ordinary course of business consistent with past practice or would reasonably be expected to result in a material liability to the Acquired Companies, taken as a whole).  Since January 1, 2017, no Acquired Company has made any payment, directly or indirectly, to any Person in violation of applicable Laws, including laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments.

(d)         There are no outstanding claims or disputes against the Acquired Companies relating to any Government Contract that have had or would have, individually or in the aggregate with other such claims or disputes, a Material Adverse Effect, nor, to the Knowledge of the Company, are there any facts that would reasonably be expected to give rise to such a claim or dispute in the future.  Since January 1, 2017, the Acquired Companies have not initiated or, to the Knowledge of the Company, received written notice of disputes between the Acquired Companies and a Governmental Body under any Laws or between the Acquired Companies and any Governmental Body, prime contractor, grantee, subcontractor, subawardee, or vendor arising under any such Government Contract.  Since January 1, 2017, to the Knowledge of the Company, the Acquired Companies have not been, and are not currently under administrative, civil, or criminal investigation or indictment involving alleged violations of Laws, false statements or false claims or other misconduct relating to any Government Contract or Government Bid.  The Acquired Companies have not been, since January 1, 2017, and are not currently, a party to any administrative or civil litigation involving alleged irregularities, misstatements, omissions, violations of Laws, false statements, false claims or other misconduct relating to any Government Contract or Government Bids, and, to the Knowledge of the Company, there is no basis for any such proceeding. Since January 1, 2017, to the Knowledge of the Company, neither any Governmental Body nor any prime contractor, grantee, or higher-tier subcontractor or subawardee under an outstanding Government Contract has disallowed, or raised any basis for disallowance of, any material costs claimed by the Acquired Companies under any such Government Contract, and there is no fact or occurrence that would reasonably be expected to be a basis for disallowing any such costs.

(e)         To the Knowledge of the Company, since January 1, 2017, neither any Governmental Body nor any prime contractor or grantee, or higher-tier subcontractor or subawardee, under a Government Contract nor any other Person has notified the Acquired Companies of any actual or alleged material violation or breach of any Laws, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification, and, to the Knowledge of the Company, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a material violation or breach by the Acquired Companies.  To the Knowledge of the Company, since July 1, 2017, the Acquired Companies have not received any material show cause, cure, deficiency, default or similar notices relating to any Current Government Contract or has been proposed for suspension, debarment, or exclusion from any Governmental Body contracting recipient status no facts exist that would reasonably be expected to cause or give rise to such suspension or debarment or proposed suspension, debarment, or exclusion proceeding.  To the Knowledge of the Company, since January 1, 2017, neither the Acquired Companies nor any other director, officer or employee of the Acquired Companies has been or is currently suspended, debarred, deemed non-responsible or otherwise excluded from participation in the award or performance of any Government Contract.  To the Knowledge of the Company, the Acquired Companies are not, and none of the Acquired Companies’ directors, officers, or employee is, or has been since January 1, 2017 under administrative, civil or criminal investigation, indictment or information by any Governmental Body or subject to any audit or investigation by the Acquired Companies with respect to any alleged act or omission arising under or relating to any Government Contract or Government Bid.  To the Knowledge of the Company, no determination of non-responsibility has ever been issued against the Acquired Companies with respect to any Government Bid.

(f)          Since January 1, 2017, no Government Contract relating to the Acquired Companies’ business has been canceled, terminated for convenience, terminated for default or cause, suspended, or subject to a stop work order, other than any such cancellation, termination, default, suspension or subjection that has not had or would not have, individually or in the aggregate, a Material Adverse Effect.  The Acquired Companies have not received any notice in writing since January 1, 2017, terminating or indicating an intent to cancel, suspend, stop work, or terminate any Current Government Contract for default or for convenience, nor, to the Knowledge of the Company, has any Acquired Company received any other communication terminating or indicating an intent to cancel, suspend, stop work, or terminate any Current Government Contract for default or for convenience.

(g)         To the extent applicable and required, each of the Acquired Companies has cost accounting systems, estimating systems, purchasing systems, billing systems and material management systems that are in compliance in all material respects with any applicable Government Contract or Grant requirements and applicable Laws.  To the Knowledge of the Company, since January 1, 2017, no Governmental Body, prime contractor, or higher tier subcontractor under any Government Contract has disallowed any costs claimed by the Company in excess of $100,000 in any annual incurred cost submission under any Government Contract. To the Knowledge of the Company, since January 1, 2017, there has been no material claim of defective pricing, mischarging or improper payments or reimbursements on the part of the Acquired Companies.  Since January 1, 2017, the Acquired Companies’ indirect rate, time-keeping and labor charging, wage classification, and the associated entries reflected in the Acquired Companies’ financial statements with respect to the Government Contracts and Government Bids have been in compliance in all material respects with all applicable Laws, including applicable cost principles and applicable cost accounting standards. Since January 1, 2017, the Acquired Companies have not received written notice that any counterparty to a Government Contract (i) has ceased or will cease to be a customer of or supplier to the Acquired Companies, (ii) intends to terminate or materially modify (including by materially decreasing the rate or amount of services obtained from or provided to the Acquired Companies) any Government Contract, (iii) intends to alter or amend the type of contracting vehicle for the services provided pursuant to such Government Contract, or (iv) seeks to convert any exclusive or single-source purchasing arrangement or relationship between such counterparty to a Government Contract and the Acquired Companies into a non-exclusive or multi-source arrangement or relationship. Since January 1, 2017, the Acquired Companies have not received any written notice of an unresolved significant weakness or deficiency with respect to the cost accounting system of the Acquired Companies nor, to the Knowledge of the Company, has any Acquired Company received any other communication of an unresolved significant weakness or deficiency with respect to the cost accounting system of the Acquired Companies.

(h)         Except as set forth in Section 2.11(h) of the Disclosure Schedule, since January 1, 2017, none of the Acquired Companies has entered into any organizational conflict of interest mitigation plan or performed any activity under any Government Contract, or has other relationships with any Person, that constitutes an “organizational conflict of interest” as defined in FAR Subpart 9.5 that would have a material and adverse impact on the Acquired Company’s ability to perform its Government Contracts and any contract resulting from Government Bids.  Since January 1, 2017, the Acquired Companies and, to the Knowledge of the Company, their respective directors, officers, managers, principals, employees, representatives, agents or consultants, have complied in all material respects with all conflict of interest policies established by the Acquired Companies in respect of Government Contracts and Government Bids.

(i)          Except as set forth in Section 2.11(i) of the Disclosure Schedule, since January 1, 2017, no Acquired Company has made any voluntary or mandatory disclosures to any Governmental Body with respect to any material irregularity, material misstatement, significant overpayment or material violation of applicable Law arising under or relating to any Government Contract or Government Bid, nor has any violation occurred for which the Acquired Companies are required under applicable Laws to make any such disclosure to a Governmental Body.

(j)          Except as set forth in Section 2.11(j) of the Disclosure Schedule, since January 1, 2017, (i) the Acquired Companies have complied in all material respects with all requirements under applicable Law regarding the safeguarding of information related to its Government Contracts, including FAR clause 52.204-21, DFARS clause 252.204-7008 and DFARS clause 252.204-7012; and (ii) no Acquired Company has experienced any cyber incident that would require reporting to the U.S. Department of Defense under DFARS clause 252.204-7012.

(k)        Section 2.11(k) of the Disclosure Schedule sets forth all facility security clearances held by each Acquired Company that each Acquired Company is permitted by Law to disclose. To the Knowledge of the Company, the Acquired Companies are in compliance in all material respects with applicable national security requirements, including the NISPOM and all applicable requirements under each Government Contract to which the Acquired Companies are a party relating to the safeguarding of and access to classified information.  To the Knowledge of Company, no facts exist which are reasonably expected to give rise to the revocation, invalidation or suspension of any facility security clearance held by the Acquired Companies, or any personnel security clearance held by any employee of the Company or employee of the Acquired Companies.  Since January 1, 2017, the Acquired Companies have not received a rating less than “Satisfactory” from any Defense Counterintelligence and Security Service (“DCSA”) inspection or audit, and to the Knowledge of Company, there has been no unauthorized disclosure of classified information by employees of the Company or employees of the Acquired Companies.

2.12       Major Clients; Major Suppliers; Tenders.

(b)         Section 2.12(b) of the Disclosure Schedule sets forth an accurate and complete list of the top 10 suppliers (including subcontractors) (in each case, by amount paid or payable, but without names of such suppliers) of the Acquired Companies, taken as a whole, for the Company’s fiscal year ended July 31, 2019 (each a “Major Supplier”).  To the Knowledge of the Company, as of the date of this Agreement, no Acquired Company has any pending material dispute with any Major Supplier.  From August 1, 2018 through the date of this Agreement, to the Knowledge of the Company, no Acquired Company has received any written notice or other communication from any Major Supplier to the effect that such Major Supplier will likely not continue as a supplier of any of the Acquired Companies or to the effect that such Major Supplier intends to terminate or materially modify any existing Contract with any of the Acquired Companies, including by materially changing the terms of, or reducing the scale of the business conducted with, any of the Acquired Companies.

(c)          Section 2.12(c) of the Disclosure Schedule sets forth an accurate and complete list of any tender submitted by an Acquired Company prior to the date of this Agreement that is capable of acceptance following the date of this Agreement and, if accepted, would result in an agreement or other arrangement of an Acquired Company that would reasonably be expected to result in aggregate revenues in excess of $1,000,000 (or the local currency equivalent).

2.13        Liabilities.

(a)         None of the Acquired Companies has, and none of the Acquired Companies is responsible for performing or discharging, any accrued, contingent or other Liability of any nature, either matured or unmatured, except for: (a) Liabilities identified as such in the “liabilities” column of the Company Balance Sheet (and the notes thereto); (b) Liabilities that have been incurred by the Acquired Companies since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice; (c) Liabilities for performance of obligations of the Acquired Companies expressly set forth in Company Contracts, to the extent such Liabilities did not arise as a result of a breach of such Company Contract; (d) Liabilities and obligations incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Merger; (e) Liabilities incurred in connection with any Permitted Encumbrance; (f) Liabilities that are not, individually or in the aggregate, reasonably likely to have or result in a Material Adverse Effect; and (g) Liabilities set forth in Section 2.13(a) of the Disclosure Schedule.

(b)        Section 2.13(b) of the Disclosure Schedule lists all indebtedness of the Acquired Companies for borrowed money outstanding as of the date of this Agreement with balances owed in excess of $100,000 (other than any indebtedness owed to another Acquired Company).

2.14       Compliance with Laws.

(a)         Except as disclosed in Section 2.14(a) of the Disclosure Schedule, since five years prior to the date hereof, each of the Acquired Companies has been in compliance in all material respects with all applicable Laws.  Since five years prior to the date hereof, to the Knowledge of the Company, none of the Acquired Companies has received any written notice from any Governmental Body or other Person regarding any actual or potential violation of, or failure to comply with, any Law, except for such written notice regarding such violations or failures, the outcome of which is not or would not be, individually or in the aggregate, material to the business of the Acquired Companies, taken as a whole.

(b)         Since five years prior to the date hereof:

(i)         None of the Acquired Companies and no director, officer or other employee of the Acquired Companies, or, to the Knowledge of the Company and when acting on behalf of the Acquired Companies, no third party acting at the direction of the Acquired Companies, has, directly or indirectly made, offered, or authorized any unlawful payment in material violation of any provision of any Anti-Corruption Law. For purposes of this Section 2.14(b), an “unlawful payment” shall include any direct or indirect transfer of funds or any other item, such as a gift, transportation or entertainment, which transfer is in violation of any applicable Anti-Corruption Law.

(ii)       None of the Acquired Companies has been charged or prosecuted, to the Knowledge of the Company, investigated for any violation of any Anti-Corruption Law.  None of the Acquired Companies has disclosed to any Governmental Body information that establishes or indicates any Acquired Company violated or may have violated any Anti-Corruption Law, and, to the Knowledge of the Company, no action has been initiated or is pending that would result in any penalty being imposed by a Governmental Body, and to the Knowledge of the Company, the Company is not aware of any circumstances that would be reasonably likely to result in any such action being taken or penalty being imposed in the future.

(iii)      None of the Acquired Companies and, to the Knowledge of the Company and when acting on behalf of the Acquired Companies, no director, officer or other employee of the Acquired Companies:  (A) is or has been a Person with whom transactions are prohibited or limited by any of the economic sanctions laws or trade restrictions administered or enforced by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”); (B) has engaged in any transaction or otherwise dealt directly or indirectly, with the Crimea Region of Ukraine/Russia, or with Cuba, Iran, North Korea or Syria with respect to any goods, software or services, or any other country against which the U.S. maintains an arms embargo if the transaction involved goods, software, services or technology controlled by the ITAR, in each case, in material violation of Sanctions; or (C) has employed or is currently employing at any of its facilities any national of Cuba, Iran, North Korea or Syria, or a person ordinarily resident in the Crimea region of Ukraine/Russia, in each case, in material violation of Sanctions.

(iv)       None of the Acquired Companies has been cited or fined for failure to comply with any U.S. Export and Import Law or Foreign Export and Import Law, and, to the Knowledge of the Company, no economic sanctions-related, export-related or import-related Legal Proceeding, investigation is or has been pending or threatened against any Acquired Company or any officer or director of any Acquired Company (in his or her capacity as an officer or director of any Acquired Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Body.

(c)         Since five years prior to the date hereof, each of the Acquired Companies has implemented and maintained in effect policies, procedures and internal controls, including an internal accounting controls system, that are reasonably designed to prevent, deter and detect violations of all applicable Anti-Corruption Law in the conduct of their respective businesses.

(d)         Since five years prior to the date hereof, each of the Acquired Companies has been and is in compliance in all material respects with all applicable U.S. Export and Import Laws and all applicable Foreign Export and Import Laws for the conduct of its business.

(e)         None of the Acquired Companies, and to the Knowledge of the Company and when acting on behalf of the Acquired Companies, no director, officer or other employee of the Acquired Companies, since five years prior to the date hereof, has made a disclosure (voluntary or otherwise) to any Governmental Body of facts that would reasonably be expected to result in any material action being taken or any material penalty being imposed by a Governmental Body against any Acquired Company in connection with any U.S. Export and Import Law or Foreign Export and Import Law.

(f)         Since five years prior to the date hereof, none of the Acquired Companies (i) has engaged in activities subject to the ITAR, (ii) has been registered with the U.S. Department of State under the ITAR, or (iii) was required to be registered with the U.S. Department of State under the ITAR.

(g)        None of the Acquired Companies holds any authorization from any United States Governmental Body, including OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, and the Directorate of Defense Trade Controls of the U.S. Department of State, to engage in export activities or other transactions with foreign Persons.

2.15      Governmental Authorizations.  Except as has not been and would not be, individually or in the aggregate, material to the Acquired Companies, taken as a whole: (i) the Acquired Companies hold, and since January 1, 2017 have held, all Governmental Authorizations necessary to enable the Acquired Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted; (ii) all such Governmental Authorizations are valid and in full force and effect; (iii) since January 1, 2017, each Acquired Company is and has been in compliance with the requirements of such Governmental Authorizations; and (iv) since January 1, 2017, none of the Acquired Companies has received any written notice from any Governmental Body regarding (A) any violation of or failure to materially comply with any requirement of any material Governmental Authorization or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Governmental Authorization.

2.16      Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect:

(a)         (i) each of the Tax Returns required to be filed by or on behalf of any Acquired Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Acquired Company Returns”): (A) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (B) has been, or will be when filed, accurate and complete and in compliance with all applicable Laws; and (ii) all Taxes, for which the Acquired Companies are liable under applicable Tax Law for any taxable period ending on or before the Closing Date have been or will be timely paid or accrued (in accordance with GAAP) on or before the Closing Date, other than any Taxes that are being contested in good faith by the Acquired Companies;

(b)         no waiver of the statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency has been granted (by any Acquired Company) and currently remains in effect;

(c)         (i) no deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Body in writing against any Acquired Company except for deficiencies which have been fully satisfied by payment, settled or withdrawn; (ii) no Tax audit, claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Acquired Company in respect of any Tax; (iii)  there are no Encumbrances for Taxes upon any of the assets of any of the Acquired Companies except for Permitted Encumbrances; and (iv) no written claim, which remains unresolved, has ever been made by any Governmental Body in a jurisdiction where an Acquired Company does not file a Tax Return that it is required to file Tax Returns in such jurisdiction;

(d)         no Acquired Company has within the two years prior to Closing constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock qualifying for tax-free treatment under Section 355 of the Code;

(e)         no Acquired Company (i) is or has been a member of any affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company), or (ii) has any Liability for the Taxes of any Person  (other than an Acquired Company) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by Contract (except for an Excluded Tax Agreement) or otherwise;

(f)          none of the Acquired Companies is a party to a Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (except for an agreement (i) solely between the Acquired Companies, (ii) that will terminate as of Closing or (iii) entered into in the ordinary course of business and not primarily related to Taxes, each an “Excluded Tax Agreement”);

(g)         the Acquired Companies have complied with Section 482 of the Code or any similar provision of U.S., state, local or foreign Tax Laws relating to transfer pricing (including the maintenance of contemporaneous documentation and the preparation of all required transfer pricing reports);

(h)         no Acquired Company has participated in, or is currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or a similar provision of state, local or non-U.S. Law);

(i)          none of the Acquired Companies: (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (ii) since January 1, 2017, has recognized any Subpart F income, as defined in Section 952 of the Code during a taxable year of such Acquired Company ending on or prior to the Closing Date;

(j)          none of the Acquired Companies will be required to include any items of income in, or exclude any items of deduction from, taxable income for a taxable period ending after the Closing as a result of: (i) any change in accounting method pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax Laws) as a result of transactions or events occurring, or accounting methods employed, in a period ending prior to the Closing; (ii) deferred intercompany gain described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state, local or foreign Tax Laws) arising from any transaction that occurred prior to the Closing; (iii) any installment sale or open transaction disposition that occurred prior to the Closing; (iv) any prepaid amount received outside the ordinary course of business prior to the Closing; or (v) any election under Section 108(i) of the Code made prior to the Closing;

(k)         each of the Acquired Companies has withheld from each payment or deemed payment made to Company Associates or to its past or present suppliers, creditors, stockholders or other third parties all Taxes and other deductions required to be withheld and has, within the time and in the manner required by applicable Laws, paid such withheld amounts to the proper Governmental Bodies and complied with all reporting and record retention requirements related to such Taxes; and

(l)           the net operating losses of the Acquired Companies, prior to giving effect to the Merger and the other Contemplated Transactions, are not currently subject to any limitation under Section 382 or 384 of the Code.

2.17       Employee and Labor Matters; Benefit Plans.

(a)         The Company has Made Available to Parent a list (redacted to the extent required by applicable Laws) of all current employees of each of the Acquired Companies based in the United States as of the date of this Agreement, which list accurately provides in all material respects: (i) their dates of hire or retention; (ii) their current annual base salaries and/or hourly wages; (iii) their city and state of employment or service; and (iv) their status as full-time, part-time, temporary or seasonal employees.  The employment of each employee of an Acquired Company who performs services for such Acquired Company exclusively or primarily in the United States is terminable by such Acquired Company “at will” (and without penalty or Liability, whether in respect of severance payments and benefits or otherwise) and the employment of each employee of an Acquired Company who performs services for such Acquired Company exclusively or primarily outside the United States is terminable either “at will” or at the expiration of a standard notice period as set forth in applicable local regulations or contained in a written Contract identified in Section 2.17(a) of the Disclosure Schedule or as otherwise required by and in accordance with applicable Law.

(b)         None of the Acquired Companies is or, to the Knowledge of the Company, has ever been a party to, subject to, or under any obligation to bargain for, any collective bargaining agreement, works council, labor, voluntary recognition or similar agreement with respect to any Company Associate or other Contract with a labor organization, union, works council or similar entity representing any Company Associate, and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employee or Contract Worker of any of the Acquired Companies. To the Knowledge of the Company, there are no organizing, election or other activities pending or threatened by or on behalf of any union, works council, employee representative or other labor organization or group of employees with respect to any Company Associate. To the Knowledge of the Company, since January 1, 2017, none of the Acquired Companies has ever engaged in any unfair labor practice of any nature. There is no union, works council, employee representative or other labor organization, which, pursuant to any applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with any of the Contemplated Transactions. There is no unfair labor practice complaint or charge pending or, to the Knowledge of the Company, threatened, against any Acquired Company before the U.S. National Labor Relations Board or any similar body in the United States or any other country in which any Acquired Company has employees or performs services. No petition has been filed with the National Labor Relations Board or any similar agency requesting certification of a collective bargaining representative and no other union organizing efforts are pending or threatened in writing. Since January 1, 2017, no Acquired Company has been the subject of a slowdown, strike, picketing, boycott, group work stoppage, labor dispute, attempt to organize or union organizing activity, or any similar activity or dispute, affecting any of the Acquired Companies or any of their employees.

(c)         Except as has not resulted in and would not result in any material liability to the Acquired Companies, taken as a whole, each Company Associate that renders or has rendered services to any of the Acquired Companies that is classified as a Contract Worker or other non-employee status or as an exempt or non-exempt employee, is properly characterized as such for all purposes, including: (i) for purposes of the Fair Labor Standards Act and similar applicable state, local, provincial and foreign Laws governing the payment of wages (including overtime and premium wages); (ii) applicable Tax Laws; and (iii) unemployment insurance and worker’s compensation obligations, and the Acquired Companies have properly classified and treated each such individual in accordance with all applicable Laws and for purposes of all applicable Company Employee Plans and perquisites.  No Contract Worker is eligible to participate in any Company Employee Plan. To the Knowledge of the Company, none of the Acquired Companies has any Liability for any misclassification of any Company Associate as an independent contractor or any non-exempt employee as an exempt employee.  Except as has not resulted in and would not result in any material Liability to the Acquired Companies, taken as a whole, none of the Acquired Companies has ever had any temporary, seasonal or leased employees that were not treated and accounted for in all respects as employees of such Acquired Company.

(d)        Except as has not resulted in and would not result in any material liability to the Acquired Companies, taken as a whole, each Acquired Company is, and since January 1, 2017 has been, in compliance with all applicable Laws respecting employment, hiring practices, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Laws relating to discrimination, equal pay, wages and hours, overtime, business expense reimbursements, labor relations, leaves of absence, paid sick leave laws, work breaks, classification of employees (including exempt and independent contractor status), occupational health and safety, privacy, fair credit reporting, harassment, retaliation, disability rights and benefits, reasonable accommodation, equal employment, fair employment practices, immigration, wrongful discharge or violation of personal rights including the Worker Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation) (the “WARN Act”).  Since January 1, 2017, none of the Acquired Companies has effectuated a “plant closing,” “termination,” “relocation,” or “mass layoff” as those terms are used in the WARN Act and similar laws or has become subject to any obligation under any applicable Law or otherwise to notify or consult with, prior to or after the Effective Time, any Governmental Body or other Person with respect to the impact of the Contemplated Transactions. To the Knowledge of the Company, none of the Acquired Companies’ policies or practices has ever been, or is currently being, audited or investigated by any Governmental Body.

(e)         No formal complaint, charge or claim of sexual harassment, sexual assault, sexual misconduct or similar behavior has been made since January 1, 2017, against any person who is or was a director, executive officer or any direct report of an executive officer of any Acquired Company in such person’s capacity as such (a “Sexual Misconduct Allegation”). Since January 1, 2017, or to the Knowledge of the Company, any time prior thereto, no Acquired Company has entered into any settlement agreement relating directly or indirectly to any Sexual Misconduct Allegation.

(f)          Section 2.17(f) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and separately identifies each Foreign Plan in effect as of the date hereof.  None of the Acquired Companies intends as of the date hereof, and none of the Acquired Companies has committed, to establish or enter into any new arrangement that would constitute a Company Employee Plan, or to materially modify any Company Employee Plan (except to conform any such Company Employee Plan to the requirements of any applicable Laws).  The Company has Made Available to Parent, in each case, to the extent applicable and in effect as of the date hereof: (i) accurate and complete copies of all documents setting forth the terms of each Company Employee Plan, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (iii) all trust agreements, insurance contracts and funding agreements; (iv) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the most recent plan year; and (v) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(g)        Each Company Employee Plan has been established, maintained and operated in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code is so qualified and has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Knowledge of the Company, nothing has occurred since the date of the most recent determination that would reasonably be expected to adversely affect such qualification.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.  There is no audit, Legal Proceeding or material inquiry pending or, to the Knowledge of the Company, threatened or reasonably anticipated by the IRS, DOL or any other Governmental Body with respect to any Company Employee Plan.  None of the Acquired Companies or any ERISA Affiliate has incurred any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or any material penalty or Tax under applicable Laws, which has not been paid or satisfied in full as of the date hereof.  Each of the Acquired Companies and ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and, to the extent not yet due, such contributions and other payments have been adequately accrued in the consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports. Each Foreign Plan that is required to be registered or approved by any Governmental Body under applicable Laws has been so registered or approved.

(h)         None of the Acquired Companies, and no ERISA Affiliate, has, within the past six years, maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to or has any Liability in respect of, any: (i) plan subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code.  No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.  Except as set forth in Section 2.17(h) of the Disclosure Schedule, no Company Employee Plan subject to ERISA holds stock issued by the Company or any of its current ERISA Affiliates as a plan asset.  The fair market value of the assets of each funded Foreign Plan, the Liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and none of the Contemplated Transactions will cause any such assets or insurance obligations to be less than such benefit obligations.

(i)         Except as set forth in Section 2.17(i) of the Disclosure Schedule, no Company Employee Plan provides (except at no cost to the Acquired Companies or any Affiliate of any Acquired Company), or reflects or represents any Liability of any of the Acquired Companies or any Affiliate of any Acquired Company to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Laws.

(j)          Except as set forth in Section 2.17(j) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in combination with another event, whether contingent or otherwise): (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; or (ii) create any limitation or restriction on the right of any Acquired Company to merge, amend or terminate any Company Employee Plan.  Without limiting the generality of the foregoing, except as set forth in Section 2.17(j) of the Disclosure Schedule, no amount payable to any Company Associate as a result of the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions (either alone or in combination with any other event) would be an “excess parachute payment” within the meaning of Section 280G of the Code or would be nondeductible under Section 280G of the Code. None of the Acquired Companies has any obligation to compensate any Company Associate for any Taxes incurred by such Company Associate under Section 4999 of the Code.

(k)         Each Company Employee Plan or other Contract between any Acquired Company and any Company Associate that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code is and has at all times been administered in good faith documentary and operational compliance with the requirements of Section 409A of the Code.  No Acquired Company has any obligation to gross-up or otherwise reimburse any Company Associate for any tax incurred by such person pursuant to Section 409A of the Code.

2.18       Environmental Matters.  An accurate and complete list of all material Governmental Authorizations required under Environmental Laws as of the date of this Agreement is set forth in Section 2.18 of the Disclosure Schedule.  Except as has not had and would not have, individually or in the aggregate, a Material Adverse Effect:

(a)        Except as set forth in Section 2.18(a) of the Disclosure Schedule, each of the Acquired Companies is, and since January 1, 2017, has been, in compliance with all Environmental Laws, including timely applying for, possessing, maintaining, and complying with the terms and conditions of all Governmental Authorizations required under applicable Environmental Laws;

(b)        Except as set forth in Section 2.18(b) of the Disclosure Schedule, no Acquired Company has any Liability under any Environmental Law, nor is any Acquired Company responsible for any such Liability of any other person under any Environmental Law, whether by contract, by operation of law or otherwise;

(c)         Except as set forth in Section 2.18(c) of the Disclosure Schedule, none of the properties currently or formerly owned, leased or operated by any of the Acquired Companies contains Hazardous Materials in an amount exceeding the levels allowed by, requiring investigation or remediation under, or otherwise permitted by, applicable Environmental Laws;

(d)      Except as set forth in Section 2.18(d) of the Disclosure Schedule, since January 1, 2017, none of the Acquired Companies has received any written notice from any Person that alleges that any of the Acquired Companies is in violation of, or has any material Liability under, any Environmental Law; and

(e)         Except as set forth in Section 2.18(e) of the Disclosure Schedule there has been no Release at, on, under or from any Leased Real Property or any other property that is or was owned, operated or leased by any of the Acquired Companies or at any property or facility at which any Acquired Company has arranged for the transportation, disposal or treatment of Hazardous Materials.

2.19       Insurance.  The Company has Made Available to Parent accurate and complete copies of all insurance policies that are material to the business of the Acquired Companies, taken as a whole, as currently conducted. Since January 1, 2017: (a) each of the Acquired Companies’ material insurance policies is and has been in full force and effect, except for policies that have expired under their terms in the ordinary course and that have been replaced with policies of comparable coverage; (b) no written notice of default or termination has been received by any Acquired Company in respect of such insurance policies; (c) all premiums due on such insurance policies have been paid in full; (d) none of the Company or the wholly-owned Subsidiaries of the Company and, to the Knowledge of the Company, none of the other Acquired Companies has received any written notice regarding any: (i) cancellation or invalidation of any material insurance policy; (ii) refusal of any coverage or rejection of any material claim under any material insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy; (e) to the Knowledge of the Company, none of the Acquired Companies has been refused any insurance with respect to its material businesses, operations or assets, nor has its coverage been materially limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance; and (f) for any insurance policy with a “claims-made” reporting trigger, each Acquired Company has reported all material claims and, to the Knowledge of the Company, any circumstance that would be reasonably expected to give rise to any material claim (as claim is defined in such insurance policy) to any respective insurance carrier.

2.20       Legal Proceedings; Orders.

(a)         There is no pending Legal Proceeding (in the case of clause (ii) below, as of the date hereof), and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding (in the case of clause (ii) below, as of the date hereof), that involves any of the Acquired Companies or their respective businesses, directors, officers or other key employees (acting in their capacities as such) or any of the assets owned or used by any of the Acquired Companies, which Legal Proceeding (i) is or would be, individually or in the aggregate, material to the business of the Acquired Companies, taken as a whole, or (ii) in any manner challenges or seeks to prevent, enjoin, materially alter or materially delay the Merger or any of the other Contemplated Transactions.

(b)         There is no Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject, except for any such Orders that have not had and would not have, individually or in the aggregate, a Material Adverse Effect (excluding, solely for purposes of this Section 2.20(b), clause “(b)” of the definition thereof) or that, as of the date of this Agreement, would not reasonably be expected to prevent, enjoin, materially alter or materially delay the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, no officer or other key employee of any of the Acquired Companies is subject to any Order that prohibits such officer or such key employee from engaging in the business of any of the Acquired Companies in his or her capacity as such.

2.21       Takeover Statutes; No Rights Plan.  The Company’s board of directors has taken all corporate action required to have been taken by it in order to render the restrictions on business combinations contained in Section 912 of the NYBCL inapplicable to the execution, delivery and performance of this Agreement and the Support Agreements and to the consummation of the Merger and the other Contemplated Transactions. None of such actions by the Company’s board of directors has been amended, rescinded or modified. There are no other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations (each, a “Takeover Statute”) applicable to this Agreement, any Support Agreement, any Acquired Company, the Merger or any of the other Contemplated Transactions, including any Takeover Statute that would, in any material respect, limit or restrict Parent or any of its Affiliates from exercising its ownership of shares of Company Common Stock acquired in the Merger. The Company has no stockholder rights plan, “poison pill” or similar agreement or arrangement in effect.

2.22       Vote Required.  The affirmative vote of the holders of two-thirds of the shares of Company Common Stock outstanding on the record date for the Company Stockholders Meeting, voting as a single class (the “Required Company Stockholder Vote”), is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger.

2.23       Non-Contravention; Consents.  Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other Contemplated Transactions, will (with or without notice or lapse of time):

(a)         contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws, shareholders agreement or other charter or organizational documents of any of the Acquired Companies, except as set forth on Section 2.23(a) of the Disclosure Schedule;

(b)         contravene, conflict with or result in a violation of any Law, Order or Governmental Authorization to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject;

(c)          contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default under or terminate any Material Contract; (ii)  accelerate the maturity or performance of any Material Contract; or (iii) cancel, terminate or modify any Material Contract, in each case, in any material respect; or

(d)          result in the imposition or creation of any Encumbrance (other than any Permitted Encumbrance) upon or with respect to any material asset owned or used by any of the Acquired Companies (except, in the case of clauses “(a)” through “(d)” above, for any such contraventions, conflicts, violations, breaches, defaults, other occurrences or Encumbrances that would not, individually or in the aggregate, be material to the business of the Acquired Companies, taken as a whole, or prevent, materially delay or materially impair the ability of the Company to consummate the Merger or any of the other Contemplated Transactions).

Except as may be required by the Securities Act, the Exchange Act, state securities or “blue sky” laws, the NYBCL, any applicable antitrust Law, or the DPA, and the notice required to be given to the DCSA pursuant to 1-302 of the National Industrial Security Program Operating Manual (“NISPOM”), and where the failure to make such filing, give notice or obtain consent would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, none of the Acquired Companies is required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.24       Opinion.  The Company’s board of directors has received the opinion of Robert W. Baird & Co. Incorporated (“Baird”), financial advisor to the Company, to the effect that, as of the date thereof and subject to the limitations, qualifications, assumptions and other matters considered in the preparation thereof, the Price Per Share to be received by the holders of Company Common Stock (other than the Excluded Holders) is fair, from a financial point of view, to such holders.  The Company will furnish, for informational purposes only, a complete copy of such opinion to Parent as soon as practicable following the receipt of a written copy thereof, and, subject to the terms of the Company’s engagement letter with Baird, the Company has received the authorization of Baird to include a copy of such opinion in the Proxy Statement.

2.25       Advisors’ Fees.  Except for Baird, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies.  The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification agreements related to the engagement of Baird; provided that the Company may redact any portions of those agreements to the extent related to services to be provided, and fees that may become payable, in connection with any Alternative Proposals or Superior Proposals.

2.26       Disclosure.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

2.27       No Additional Representations.  Except for the representations and warranties made by the Company contained in Section 2 of this Agreement (as modified by the Disclosure Schedule), the Company has not made and makes no other express or implied representation or warranty, either written or oral, on behalf of the Acquired Companies or in connection with this Agreement or the Contemplated Transactions.

Section 3.          Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows:

3.1         Organization.  Parent is a corporation duly organized, validly existing and in good standing under the laws of Canada, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

3.2         Authority; Binding Nature of Agreement.  Parent and Merger Sub have all requisite power and authority to perform their obligations under this Agreement and to consummate the Contemplated Transactions, and the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the adoption of this Agreement by the sole stockholder of Merger Sub, which adoption will take place prior to or immediately following the execution of this Agreement.  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.3         Non-Contravention; Consents.  Neither the execution, delivery or performance of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger or any of the other Contemplated Transactions will:

(a)          contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, memorandum of association, bylaws, shareholders agreement or other charter or organizational documents of Parent or Merger Sub;

(b)        contravene, conflict with or result in a violation of any Law, Order or Governmental Authorization to which Parent, Merger Sub or any of their material Subsidiaries, or any of the material assets owned or used by Parent, Merger Sub or any of their material Subsidiaries, is subject;

(c)         contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which Parent, Merger Sub or any of their material Subsidiaries is a party, or give any Person the right to: (i) declare a default under or terminate any such Contract; (ii) accelerate the maturity or performance of any such Contract; or (iii) cancel, terminate or modify any such Contract, in each case, in any material respect; or

(d)         result in the imposition or creation of any material Encumbrance (other than any Permitted Encumbrance) upon or with respect to any material asset owned or used by any of Parent, Merger Sub or their material Subsidiaries (except, in the case of clauses “(b)” through “(d)” above, for any such contraventions, conflicts, violations, breaches, defaults, other occurrences or Encumbrances that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or any of the other Contemplated Transactions).

Except as may be required by the Securities Act, the Exchange Act, state securities or “blue sky” laws, the NYBCL, any applicable antitrust Law or the DPA and except for the notice required to be given to the DCSA and where the failure to make such filing, give notice or obtain consent would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or any of the other Contemplated Transactions, none of Parent, Merger Sub or their respective Subsidiaries is required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.4         Funding.  Parent has, and as of the Effective Time will have, access to sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid as Merger Consideration in the Merger and any fees and expenses incurred in connection with the Contemplated Transactions.  Parent will ensure that Merger Sub will have the resources and capabilities (financial or otherwise) to perform its obligations hereunder.  Parent acknowledges and agrees that its obligations under this Agreement are not subject to any condition regarding Parent’s ability to obtain financing for the consummation of the Contemplated Transactions.

3.5         Legal Proceedings; Orders.

(a)         As of the date hereof, there is no pending Legal Proceeding against Parent, Merger Sub or any their respective Subsidiaries which in any manner challenges or seeks to prevent, enjoin, materially alter or materially delay the Merger or any of the other Contemplated Transactions.

(b)         There is no Order to which Parent, Merger Sub or any of their respective Subsidiaries is subject, except for any such Order as of the date of this Agreement that would not be reasonably expected to prevent, enjoin, materially alter or materially delay the Merger or any of the other Contemplated Transactions.

3.6        Disclosure.  None of the information supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.7         Ownership and Operations of Merger Sub.  Parent owns directly or indirectly, beneficially and of record, all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Merger and the other Contemplated Transactions, has engaged in no other business activities and conducted its operations only as contemplated hereby.

3.8        Advisors’ Fees.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions from the Company based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries.

3.9         No Additional Representations.  Except for the representations and warranties made by Parent and Merger Sub contained in Section 3 of this Agreement, neither Parent nor Merger Sub has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent or Merger Sub or in connection with this Agreement or the Contemplated Transactions.

Section 4.           Certain Covenants of the Company

4.1         Access and Investigation.  Subject to applicable Law, during the Pre-Closing Period, the Company shall, shall ensure that each of the Company’s controlled Subsidiaries (excluding, for the avoidance of doubt, GAC) shall, and shall use reasonable best efforts to cause (including by exercising any rights under any applicable governing document) each of the other Acquired Companies to: (i) provide Parent and Parent’s Representatives with reasonable access to such Acquired Company and its personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Acquired Company upon reasonable advance notice during normal business hours and in such a manner as not to unreasonably interfere with the normal operation of the business of such Acquired Company; (ii) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to such Acquired Company, and with such additional financial, operating and other data and information (including preparing and providing complete lists or reports of employee and independent contractor information reasonably requested by Parent) regarding such Acquired Company, as Parent may reasonably request; and (iii) use commercially reasonably efforts to cause such Acquired Companies’ third-party Representatives to cooperate with Parent and Parent’s Representatives in such investigations; provided, that no information or knowledge obtained by Parent or Merger Sub or investigation pursuant to this Section 4.1 or otherwise shall affect or be deemed to modify any representation, warranty, covenant or agreement made by the Company herein or the conditions to the obligation of any party to effect the Merger and otherwise consummate the Contemplated Transactions in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement; provided, further, that the foregoing shall not require the Acquired Companies to permit any inspection, or to disclose any information, that would reasonably be expected to (a) result in the disclosure of any trade secrets of third parties or violate any of its obligations to third parties with respect to confidentiality, (b) result in a waiver or otherwise jeopardize the protection of any applicable privilege (including attorney‑client privilege) or other immunity or protection or (c) contravene any (1) Law applicable to any of the Acquired Companies or their respective businesses or (2) Contract to which any of the Acquired Companies is a party or by which any of their assets or properties are bound (so long as the Acquired Companies have used commercially reasonably efforts to obtain the required consent of such third party to such inspection or disclosure).  All requests for access or information made pursuant to this Section 4.1 shall be directed to an executive officer or other Person designated by the Company.  All such information shall be governed by the terms of the Confidentiality Agreement.

4.2          Operation of the Company’s Business.

(a)         During the Pre-Closing Period, except (w) as may be required by applicable Law, (x) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (y) as expressly required by this Agreement or (z) as set forth in Section 4.2(a) of the Disclosure Schedule: (i) the Company shall conduct, and shall ensure that each of the Company’s controlled Subsidiaries (excluding, for the avoidance of doubt, GAC) conducts, and shall use reasonable best efforts to cause (including by exercising any rights under any applicable governing document) each of the other Acquired Companies to conduct, its business and operations in the ordinary course and consistent with past practices; (ii) the Company shall use commercially reasonable efforts to ensure that the Company and each of its controlled Subsidiaries (excluding, for the avoidance of doubt, GAC) preserves intact, and to cause (including by exercising any rights under any applicable governing document) each of the other Acquired Companies to preserve intact, its current business organization, keeps available the services of its current officers and other employees (other than for routine terminations in the ordinary course of business consistent with past practice of employees who are not Key Employees) and key service providers and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with such Acquired Company; and (iii) the Company shall promptly notify Parent of the receipt of any written notice from any Person alleging that the Consent of such Person is or may be required in connection with the Merger or any of the other Contemplated Transactions.

(b)         During the Pre-Closing Period, except (w) as may be required by applicable Law, (x) with the prior written consent of Parent (which consent shall not be unreasonable withheld, conditioned or delayed); (y) as expressly required by this Agreement or (z) as set forth in Section 4.2(b) of the Disclosure Schedule, the Company shall not, and the Company shall ensure that each of the Company’s controlled Subsidiaries (excluding, for the avoidance of doubt, GAC) do not, and shall use reasonable best efforts to cause (including by exercising any rights under any applicable governing document) each of the other Acquired Companies not to:

(i)       declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock (except for (A) the Special Dividend or (B) dividends paid by any Subsidiary of the Company in the ordinary course consistent with past practice to the Company or to any other wholly owned Subsidiary of the Company), or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii)        sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, stock appreciation right, restricted stock unit, deferred stock unit, market stock unit, performance stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii)       amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Stock Award Plans or any provision of any Contract evidencing any Company Equity Award, or otherwise modify any of the terms of any outstanding Company Equity Award, warrant or other security or any related Contract;

(iv)       amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any liquidation, dissolution, merger, consolidation, share exchange, business combination, plan or scheme of arrangement, amalgamation, restructuring, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v)         form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi)      make any capital expenditure or incur any obligation or liability in respect thereof other than expressly provided for in the budget of the Acquired Companies Made Available to Parent or in an amount not exceeding $150,000, individually, or $500,000 in the aggregate;

(vii)     (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract; or (B) renew, extend, amend or terminate, or waive or exercise any material right or remedy under, any Material Contract, other than in the ordinary course of business and consistent with past practices;

(viii)     enter into or become bound by any Contract imposing any material restriction on the right or ability of any Acquired Company (A) to engage in any line of business or compete with, or provide services to, any other Person or in any geographic area, (B) to acquire any material product or other material asset or any service from any other Person, sell any product or other material asset to or perform any service for any other Person, or transact business or deal in any other manner with any other Person or (C) to develop, sell, supply, license, distribute, offer, support or service any material product or any material Intellectual Property Rights or other material asset to or for any other Person;

(ix)       enter into or become bound by any Contract that (A) grants material and exclusive rights to license, market, sell or deliver any product of any Acquired Company, (B) contains any “most favored nation” or similar provision in favor of the other party or (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to any asset owned by an Acquired Company that is material to the Acquired Companies, taken as a whole;

(x)        (i) other than in the ordinary course of business consistent with past practice, acquire, lease or license any right or other asset from any other Person (other than licenses for commercially available software or software-as-a-service and licenses ancillary to commercial Contracts) or (ii) other than with respect to immaterial rights or assets in the ordinary course of business consistent with past practice, sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (other than (A) non-exclusive licenses or (B) licenses or grants of Intellectual Property Rights ancillary to commercial agreements);

(xi)      make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrance (other than Permitted Encumbrances), except in connection with the incurrence of any indebtedness permitted under subsection (xii) of this Section 4.2(b);

(xii)      lend or advance money to any Person, other than routine advances to employees and independent contractors for travel and other normal business expenses incurred in the ordinary course of business consistent with past practices in accordance with the Company’s policies, or incur, assume, guarantee, prepay, redeem or modify in any material respect any indebtedness (directly, contingently, or otherwise) other than borrowings in the ordinary course of business under the Company’s existing credit facilities (or replacements thereof) and in respect of letters of credit; provided, however, that any wholly owned Subsidiary of the Company may lend money to any other wholly owned Subsidiary of the Company, or incur any indebtedness to, or guarantee any indebtedness of any other wholly owned Subsidiary of the Company, in each case in the ordinary course of business and consistent with past practices;

(xiii)    except as required by applicable Law or required by the terms of any Company Employee Plan disclosed on Section 2.17(f) of the Disclosure Schedule, (A) enter into any collective bargaining agreement, works council agreement or other Contract with any employee representative body, (B) establish, adopt, enter into, materially amend or terminate any Company Employee Plan or any plan, practice, agreement, arrangement or policy that would be a Company Employee Plan if it was in existence on the date of this Agreement, or (C) pay, or make any new commitment to pay, any bonus, cash incentive payment or profit-sharing or similar payment to, or increase or make any commitment to increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any Company Associate (except that the Company (1) may, subject to the limitations set forth in Section 4.2(b)(xiii) of the Disclosure Schedule, provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process and (2) may, subject to the limitations set forth in Section 4.2(b)(xiii) of the Disclosure Schedule, make customary bonus payments consistent with past practices in accordance with existing bonus plans referred to in Section 2.17(f) of the Disclosure Schedule);

(xiv)     (A) hire or terminate (other than for cause) any employee located in the United States with an annualized base salary in excess of $150,000; (B) hire or terminate (other than for cause) any employee located outside the United States at the level of director or above or with an annual base salary in excess of $100,000 (such employees in clauses “(A)” and “(B)” above, “Key Employees”); (C) promote any employee to an executive office, except in order to fill a vacant position in existence as of the date of this Agreement; or (D) other than in the ordinary course of business consistent with past practice and upon reasonable advance notice to Parent, engage any new consultant or Contract Worker for a period exceeding 30 days;

(xv)      (A) change in any material respect any of its methods of accounting or accounting practices (except as required by GAAP, IFRS or a Governmental Body); or (B) write down any of its material assets in excess of $250,000 in the aggregate, except for depreciation and amortization in accordance with GAAP or IFRS, as applicable, in the ordinary course of business and consistent with past practices;

(xvi)     (A) make any material Tax election (or allow any material Tax election previously made to expire) unless otherwise required by applicable Law; (B) amend any material Tax Return; (C) settle or compromise any claim, audit or Legal Proceeding relating to material Taxes, or enter into any closing agreement relating to material Taxes; or (D) request any Tax ruling;

(xvii)    enter into any Contract covering any Company Associate or make any payment to any Company Associate that, considered individually or collectively with any other such Contracts or payments, will or would reasonably be expected to be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. Tax Laws);

(xviii)   other than with respect to Stockholder Litigation, which shall be governed by Section 5.10, and appraisal litigation, which shall be governed by Section 1.8, commence or settle any Legal Proceeding for a payment in excess of $250,000, except with respect to routine matters in the ordinary course of business and consistent with past practices;

(xix)    other than in the ordinary course of business, transfer or repatriate to the U.S. cash, cash equivalents or liquid short-term or long-term investments held outside the U.S. if any material U.S. withholding or income Taxes would be incurred in connection with such repatriation;

(xx)      become party to or approve or adopt any stockholder rights plan or “poison pill” agreement or similar takeover protection;

(xxi)     cancel or terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies or entering into comparable substitute policies therefor; or

(xxii)    authorize, approve, agree, commit or offer to take any of the actions described in clauses “(i)” through “(xxi)” of this Section 4.2(b).

Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the business and operations of the Acquired Companies prior to the Closing.  Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the business and operations of the Acquired Companies.

(c)          During the Pre-Closing Period, each of the Company and Parent shall promptly notify the other in writing of the occurrence or non-occurrence of any event that has resulted or would reasonably be expected to result in any condition set forth Section 6 or Section 7 not being satisfied or (with respect to the Company) a Material Adverse Effect.  Without limiting the generality of the foregoing or any other rights or obligations of the parties, the Company shall promptly advise Parent in writing of any material Legal Proceeding or material claim threatened in writing, commenced or asserted against or with respect to any of the Acquired Companies.  No notification given pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the parties contained in this Agreement, and failure to provide such notification pursuant to Section 4.2(c) shall not, in and of itself, be deemed to implicate any of the conditions to the Closing under this Agreement.

4.3         Go-Shop; No Solicitation.

(a)         Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York time) on September 27, 2019 (the “No-Shop Period Start Date”), the Company and its Representatives shall have the right to, directly or indirectly, (i) initiate, solicit, facilitate and encourage the making of any proposal or offer from any Person that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, including by way of providing access to non-public information to such Person and its Representatives, so long as such Person has executed an Acceptable Confidentiality Agreement, provided that the Company shall, promptly (and in any event within 24 hours) after furnishing such information to such Person, furnish to Parent any such information relating to the Acquired Companies that was not previously provided or made available to Parent, (ii) initiate, engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding any Acquisition Proposal; and (iii) otherwise cooperate with, assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations with, or any effort or attempt to make any Acquisition Proposal by, any Person.  On the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each Excluded Person (including each Person within any group of Persons) and the then-current material terms and conditions of each such Excluded Person’s Acquisition Proposal.

(b)         Subject to the provisions of Section 4.3(c) and except with respect to any Excluded Person (but only for so long as such Person is an Excluded Person), from the No-Shop Period Start Date until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with its terms, the Company shall not (and shall not resolve or publicly propose to) directly or indirectly, and shall ensure that each of the Company’s controlled Subsidiaries (excluding, for the avoidance of doubt, GAC) do not (and do not resolve or publicly propose to), and shall use reasonable best efforts to cause (including by exercising any rights under any applicable governing document) each of the other Acquired Companies not to (and not to resolve or publicly propose to), and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (other than with respect to Parent and Merger Sub and their respective Representatives acting on Parent’s behalf): (i) solicit, initiate, knowingly encourage, assist, knowingly induce or knowingly facilitate the making, submission or announcement of any Acquisition Proposal; (ii) furnish or otherwise provide access to any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal; (iii) other than informing any Person of the existence of the provisions in this Section 4.3, engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; provided, however, that the Company and its Representatives shall be permitted to ascertain facts with regard to or clarify terms of an Acquisition Proposal solely to the extent necessary to permit the Company’s board of directors to have sufficient information to make the determination described in Section 4.3(c); (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or any Contract constituting or relating directly or indirectly to, or that would reasonably be expected to result directly or indirectly in, an Acquisition Transaction.

(c)         Notwithstanding anything to the contrary contained in Section 4.3(b), at any time on or after the No-Shop Period Start Date and prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company may furnish non-public information regarding the Acquired Companies to, and may enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company after the date of this Agreement by such Person (and not withdrawn) if: (i) none of the Acquired Companies or any of their respective Representatives shall have materially breached any of the provisions set forth in this Section 4.3; (ii) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor and the Company’s outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Offer; (iii) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable New York law; (iv) prior to furnishing any such non-public information to such Person, the Company receives from such Person an executed Acceptable Confidentiality Agreement; and (v) promptly (and in any event within 24 hours) of furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent).

(d)        If the Company, any other Acquired Company or any Representative of any Acquired Company (acting on behalf of such Acquired Company) receives an Acquisition Proposal or any request for non-public information regarding the Acquired Companies that would reasonably be expected to relate directly or indirectly to an Acquisition Transaction at any time during the Pre-Closing Period but after the No-Shop Period Start Date, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or request): (i) advise Parent both orally and in writing of such Acquisition Proposal or request (including the identity of the Person making or submitting such Acquisition Proposal or request, and, in the case of an Acquisition Proposal, the material terms and conditions thereof); and (ii) provide Parent with copies of any written indication of interest or similar document received by any Acquired Company or any Representative of any Acquired Company setting forth the material terms and conditions of such Acquisition Proposal or any material modification or proposed material modification thereto. The Company shall keep Parent promptly informed of any material development regarding, or material change in the status of, any such Acquisition Proposal or request.  For the avoidance of doubt, the Company may not furnish non-public information regarding the Acquired Companies to, and may not enter into discussions or negotiations with, any Person (other than Parent and its Representatives) regarding any Acquisition Proposal after the adoption of this Agreement by the Required Company Stockholder Vote.

(e)         From and after the No-Shop Period Start Date, the Company shall, shall ensure that each of the Company’s controlled Subsidiaries (excluding, for the avoidance of doubt, GAC) shall, and shall use reasonable best efforts to cause (including by exercising any rights under any applicable governing document) each of the other Acquired Companies to, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation or encouragement of, or discussions or negotiations with, any Person, other than an Excluded Person and its Representatives (but only for so long as such Person is an Excluded Person), relating to any Acquisition Proposal.

(f)          The Company agrees that it: (i) will not, and it shall ensure that each of the Company’s controlled Subsidiaries (excluding, for the avoidance of doubt, GAC) do not, and shall use reasonable best efforts to cause (including by exercising any rights under any applicable governing document) each of the other Acquired Companies not to, release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar agreement or provision to which any of the Acquired Companies is or becomes a party or under which any of the Acquired Companies has or acquires any rights; and (ii) will use its reasonable best efforts to enforce or cause to be enforced each such agreement or provision; provided, however, that, for the avoidance of doubt, the foregoing shall not apply with respect to any confidentiality, non-solicit, no-hire or similar provisions in the Acquired Companies’ commercial Contracts with clients and subcontractors entered into in the ordinary course of business to the extent that such Contracts are not related to, or reasonably expected to relate to, any Acquisition Proposal.

(g)         On the No-Shop Period Start Date, the Company shall (i) request each Person (other than any Excluded Person) that has executed a confidentiality or similar agreement in connection with such Person’s consideration of a possible Acquisition Proposal or investment in any Acquired Company to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Acquired Companies in accordance with the terms of the confidentiality or similar agreement to which such Person is party and (ii) prohibit any such Person (other than any Excluded Person) from having access to any physical or electronic data room relating to any possible Acquisition Proposal.  If at any time any Excluded Person no longer qualifies as an Excluded Person under the terms of this Agreement, the Company shall promptly (i) request such Person(s) to return or destroy all confidential information previously furnished to such Person(s) by or on behalf of any of the Acquired Companies in accordance with the terms of the confidentiality or similar agreement to which such Person(s) is party and (ii) prohibit such Person(s) from having access to any physical or electronic data room relating to any possible Acquisition Proposal; for the avoidance of doubt, the other provisions of this Agreement applicable to Excluded Persons shall cease to apply with respect to such Person(s).

(h)         The Company acknowledges and agrees that any action taken by any Representative of any Acquired Company (whether or not such Representative is purporting to act on behalf of any of the Acquired Companies) which, if taken by the Company, would constitute a breach of any provision set forth in this Section 4.3 shall be deemed to constitute a breach of such provision by the Company.

Section 5.          Additional Covenants of the Parties

5.1        Proxy Statement.  As promptly as practicable, and in no event later than 20 Business Days, after the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Proxy Statement in preliminary form.  Parent shall reasonably cooperate with the Company in the preparation of the Proxy Statement and shall furnish all information concerning Parent or Merger Sub and any transaction any of them have or are contemplating entering into in connection with this Agreement that is reasonably necessary or customary to include in connection with the preparation of the Proxy Statement.  The Company shall consult with Parent and provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement in preliminary and definitive form and any amendment or supplement thereto (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendment or supplement thereto), and shall reasonably consider in good faith all comments reasonably made by Parent, prior to the filing thereof.  The Company shall use reasonable best efforts to cause the Proxy Statement to comply with all applicable rules and regulations of the SEC and all other applicable Laws.  If, prior to the expiration of the 10-day waiting period provided in Rule 14a-6 under the Exchange Act, the Company does not receive either comments from the SEC staff on the preliminary Proxy Statement or notice from the SEC staff that it will review the preliminary Proxy Statement, then the Company shall file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable, and in no event later than five Business Days, after the expiration of such waiting period. The Company shall (i) promptly notify Parent and its legal counsel after notification from the SEC staff that it will review the preliminary Proxy Statement and receipt of any comments from the SEC staff with respect to the Proxy Statement, (ii) promptly provide Parent and its legal counsel with a copy of any written correspondence received by the Company or its legal counsel from the SEC with respect to the Proxy Statement or any amendment or supplement thereto, (iii) to the extent reasonably practicable, permit Parent and its legal counsel to participate in any communications with the SEC (including any meetings and telephone conferences, but excluding any communications with the SEC staff regarding immaterial, procedural matters) relating to the Proxy Statement, and (iv) respond promptly to any such comments.  If the SEC staff reviews the preliminary Proxy Statement, the Company shall file the definitive Proxy Statement with the SEC and cause such definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable, and in no event later than five Business Days, after the SEC staff notifies the Company that the SEC staff has no further comments on the Proxy Statement.  If any event relating to any of the Acquired Companies occurs, or if the Company or Parent becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company or Parent shall promptly inform the other thereof, and the Company shall promptly file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the Company’s stockholders.

5.2          Company Stockholders Meeting.

(a)          The Company shall: (i) as promptly as reasonably practicable after the commencement of the mailing of the Proxy Statement to the Company’s stockholders, take all action necessary under all applicable Laws to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders Meeting”) to be held as promptly as reasonably practicable thereafter, and (subject to any postponement or adjournment permitted under this Section 5.2(a)) in no event later than 45 Business Days after the date of mailing, to vote on a proposal to adopt this Agreement; and (ii) submit such proposal to, and use its reasonable best efforts to solicit proxies in favor of such proposal from, such holders at the Company Stockholders Meeting, and shall not submit any other proposal (other than proposals customarily submitted to stockholders in connection with transactions of this type) to such holders in connection with the Company Stockholders Meeting without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).  The Company, in consultation with Parent, shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders Meeting and shall not change such record date without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), unless the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that it is required to do so by applicable New York law.  The Company shall ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with all applicable Laws.  Notwithstanding anything to the contrary contained in this Agreement: (A) the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent (not to be unreasonably withheld, conditioned or delayed), other than (1) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Laws is disclosed to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting or (2) if, as of the time at which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholders Meeting, to the extent necessary to obtain such a quorum; and (B) the Company may postpone or adjourn the Company Stockholders Meeting in consultation with Parent in order to permit the solicitation of additional proxies in favor of the adoption of this Agreement, in which case, the Company shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the adoption of this Agreement as soon as reasonably practicable.

(b)         Subject to Section 5.2(d): (i) the Proxy Statement shall include a statement to the effect that the Company’s board of directors has unanimously (i) determined and believes that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions, including the Merger, and (iii) recommends the adoption of the Merger Agreement by the holders of Company Common Stock at the Company Stockholders Meeting.  (The determination that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders and the recommendation of the Company’s board of directors that the holders of Company Common Stock adopt this Agreement are collectively referred to as the “Company Board Recommendation.”)  The Company shall ensure that the Proxy Statement includes the opinion of the financial advisor referred to in Section 2.24.

(c)         Except as provided in Section 5.2(d), neither the Company’s board of directors nor any committee thereof shall:  (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or permit the withdrawal or modification in a manner adverse to Parent or Merger Sub of, the Company Board Recommendation; (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal; (iii) approve the Company’s entry into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, joint venture agreement, or other similar agreement in principle constituting, or that would reasonably be expected to result directly or indirectly in, an Acquisition Transaction, other than an Acceptable Confidentiality Agreement; or (iv) resolve or publicly propose to, or direct or permit any Acquired Company or any Representative of any Acquired Company to agree or publicly propose to, take any of the actions referred to in this Section 5.2(c).

(d)        Notwithstanding anything to the contrary contained in Section 5.2(c), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company’s board of directors may withdraw or modify the Company Board Recommendation and, in the case of clause “(i)” below, may also cause the Company to terminate this Agreement in accordance with Section 8.1(i) and, concurrently with such termination, cause the Company to enter into an Alternative Acquisition Agreement in accordance with, and subject to compliance with, the provisions of Section 8.1(i):

(i)         if: (A) a bona fide, written Acquisition Proposal is made to the Company after the date of this Agreement and is not withdrawn; (B) such Acquisition Proposal did not result directly or indirectly from a material breach of any of the provisions of Section 4.3 or Section 5.2; (C) the Company provides Parent at least 24 hours’ written notice prior to any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such Acquisition Proposal is a Superior Offer, such written notice specifying the date and time of such meeting and the material terms and conditions of the Acquisition Proposal (including total price) that is the basis of the potential action by the Company’s board of directors; (D) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor and the Company’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (E) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that, in light of such Superior Offer, the failure to withdraw or modify the Company Board Recommendation, or the failure to terminate this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable New York law; (F) no less than three Business Days prior to withdrawing or modifying the Company Board Recommendation or terminating this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, the Company’s board of directors delivers to Parent a written notice (a “Recommendation Change Notice”) (1) stating that the Company has received a Superior Offer that did not result directly or indirectly from a material breach of any of the provisions of Section 4.3 or Section 5.2, (2) stating that the Company’s board of directors intends to withdraw or modify the Company Board Recommendation (and describing any intended modification of the Company Board Recommendation) or terminate this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, (3) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such Superior Offer, form(s) of consideration, closing conditions and total price, and (4) attaching copies of the most current and complete draft of any Contract relating to such Superior Offer; (G) for three Business Days after receipt by Parent of such Recommendation Change Notice, the Company has made its Representatives reasonably available to engage (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to withdraw or modify the Company Board Recommendation, or the failure to terminate this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, would not reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable New York law; and (H) at the time of withdrawal or modification of the Company Board Recommendation or the termination of this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, the Company’s board of directors determines in good faith, after considering any adjustments to this Agreement proposed by Parent in writing prior to 11:59 p.m. (New York time) on the third Business Day of the three Business Day-period specified in clause “(G)” above resulting from any negotiations conducted in accordance with such clause “(G)” and after having taken into account the advice of the Company’s outside legal counsel, that the failure to withdraw or modify the Company Board Recommendation, or the failure to terminate this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, would reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable New York law in light of such Superior Offer; or

(ii)       if:  (A) there shall occur or arise after the date of this Agreement an event, development, fact or change in circumstances that relates to and is material to the Acquired Companies (taken as a whole) (but does not relate to any Acquisition Proposal) that was not known, and was not reasonably foreseeable, by the Company’s board of directors on the date of this Agreement (or if known, the consequences of which were not known, and were not reasonably foreseeable, by the Company’s board of directors as of the date of this Agreement), which event, development, fact or change in circumstance, or any material consequence thereof, becomes known to any of the Acquired Companies prior to the adoption of this Agreement by the Required Company Stockholder Vote and did not result from or arise out of the announcement or pendency of this Agreement (any such event, development, fact or change in circumstances that relates to and is material to the Acquired Companies (taken as a whole) being referred to as a “Change in Circumstances”); (B) the Company provides Parent at least 24 hours’ written notice prior to any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such Change in Circumstances requires the Company’s board of directors to withdraw or modify the Company Board Recommendation, such written notice specifying the date and time of such meeting and a reasonably detailed description of such Change in Circumstances; (C) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that, in light of such Change in Circumstances, the failure to withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with the Company’s board of directors’ fiduciary obligations to the Company’s stockholders under applicable New York law; (D) no less than three Business Days prior to withdrawing or modifying the Company Board Recommendation, the Company’s board of directors delivers to Parent a written notice describing in reasonable detail the Change in Circumstances, stating that it intends to withdraw or modify the Company Board Recommendation in light of such Change in Circumstances and describing any intended modification of the Company Board Recommendation; (E) for three Business Days after receipt by Parent of such notice, the Company has made its Representatives reasonably available to engage (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to withdraw or modify the Company Board Recommendation would not reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable New York law in light of such Change in Circumstances; and (F) at the time of withdrawing or modifying the Company Board Recommendation, the Company’s board of directors determines in good faith, after considering any adjustments to this Agreement proposed by Parent in writing prior to 11:59 p.m. (New York time) on the third Business Day of the three Business Day-period specified in clause “(E)” above resulting from any negotiations conducted in accordance with such clause “(E)” and after having taken into account the advice of the Company’s outside legal counsel, that the failure to withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable New York law in light of such Change in Circumstances.

For purposes of clause “(i)” of the first sentence of this Section 5.2(d), any change in the form or amount of the consideration payable (including any modification in any proposed dividend payable in connection therewith) in connection with a Superior Offer, and any other material change to any of the terms of a Superior Offer, will be deemed to be a new Superior Offer, requiring a new Recommendation Change Notice and a new advance notice period pursuant to clause “(i)(E)”; provided that each reference to three Business Days in such clause “(i)” shall instead be deemed to refer to two Business Days. Except as may be required by SEC rules and regulations applicable to the Proxy Statement or as otherwise may be required under applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, including the NASDAQ, the Company agrees to keep confidential, and not to disclose to the public, any and all information regarding any negotiations that take place pursuant to clause “(i)(G)” or clause “(ii)(E)” of the first sentence of this Section 5.2(d) (including the existence and terms of any proposal made on behalf of Parent or the Company during such negotiations). The Company shall ensure that any withdrawal or modification of the Company Board Recommendation: (x) does not change or otherwise affect the approval of this Agreement by the Company’s board of directors; and (y) does not have the effect of causing any corporate Takeover Statute of the State of New York or any other state to be applicable to this Agreement or any of the Support Agreements, the Merger or any of the other Contemplated Transactions.

(e)        Subject to the Company’s right to terminate this Agreement in accordance with Section 8.1(i), the Company’s obligation to call, give notice of and hold the Company Stockholders Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, by any Change in Circumstances or by any withdrawal or modification of the Company Board Recommendation.  Without limiting the generality of the foregoing, the Company agrees that unless this Agreement is terminated in accordance with Section 8.1, the Company shall not submit any Acquisition Proposal to a vote of its stockholders.

(f)         Nothing contained in this Section 5.2(f) or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act or (iii) making any disclosure to its stockholders if the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable New York law; provided, however, that the Company’s board of directors may not withdraw or modify the Company Board Recommendation except in compliance with this Section 5.2.

5.3          Employee Benefits.

(a)         Following the Effective Time, Parent shall, or shall cause the Surviving Corporation or its Affiliates to, honor, in accordance with their terms, all existing employment and severance agreements between the Acquired Companies and any of their officers, directors or employees. Following the Effective Time and until the first anniversary of the Closing Date (or until a Continuing Employee’s earlier termination of employment), Parent shall provide, or shall cause the Surviving Corporation or its Affiliates to provide, each Continuing Employee who continues employment during such time period with a base salary or base wages, an annual target bonus opportunity (where the actual cash bonus payment, if any, remains subject to and contingent on the achievement of applicable performance metrics and the other terms and conditions applicable to such opportunity), severance benefits and other employee benefits (in each case, other than change in control, transaction-based and retention compensation, equity or equity-based compensation, defined benefit pension benefits, and post-retirement medical benefits) that are substantially comparable, in the aggregate, to those provided or applicable to such Continuing Employee immediately prior to the Closing to the extent set forth on Section 2.17(f) of the Disclosure Schedule.

(b)         With respect to all plans maintained by Parent, the Surviving Corporation or their respective Affiliates in which the Continuing Employees are eligible to participate after the Closing Date (including any vacation, paid time-off and severance plans, but excluding any plan frozen to new participants or any defined benefit pension plan or any plan providing for post-retirement medical benefits), for purposes of determining eligibility to participate, level of benefits, and vesting, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with Parent, the Surviving Corporation or any of their respective Subsidiaries, in each case, to the extent such service would have been recognized by the Company or its Subsidiaries under analogous Company Employee Plans prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service or retroactive application.

(c)          Without limiting the generality of Section 5.3(a), Parent shall use commercially reasonable efforts to cause to be waived any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Affiliates in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the applicable Company Employee Plan immediately prior to the Effective Time. Parent shall use commercially reasonable efforts to cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time, in each case subject to the requirements of applicable third-party insurance Contracts.

(d)         Unless otherwise requested by Parent at least two Business Days prior to the Closing Date, the Company shall terminate any and all Company Employee Plans intended to qualify under Section 401(a) of the Code (a “Company 401(a) Plan”), effective not later than the Business Day immediately preceding the Effective Time. If the Company is required to terminate any Company 401(a) Plan, the Company shall provide Parent with the evidence that such Company 401(a) Plan(s) have been terminated pursuant to resolution of the Company’s board of directors (the form and substance of which shall be subject to review and approval by Parent) not later than two Business Days immediately prior to the Effective Time. The Company shall also take such other actions in furtherance of terminating such Company 401(a) Plans as Parent may reasonably request.  If the distributions of assets from the trust of any Company 401(a) Plan that is terminated pursuant to this Section 5.3(d) are reasonably anticipated to cause or result in liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such Company 401(a) Plan or upon the Company or any participating employer, then the Company shall take such actions as are necessary to estimate the amount of such charges or other fees and provide its estimate of that amount in writing to Parent prior to the Closing Date.

(e)          With respect to any Continuing Employee whose principal place of employment is outside of the United States, Parent’s obligations under this Section 5.3 shall be modified to the extent necessary to comply with applicable Law of the foreign countries and political subdivisions thereof in which such Continuing Employee primarily performs his or her duties.

(f)          Prior to the Closing, (i) the Company shall, shall ensure that each of the Company’s controlled Subsidiaries (excluding, for the avoidance of doubt, GAC) shall, and shall use reasonable best efforts to cause (including by exercising any rights under any applicable governing document) each of the other Acquired Companies to, comply with any Law or other legal requirement (whether statutory or pursuant to any written agreement with, or the constitution of, any works council or other employee body) to consult with any Continuing Employees, a relevant trade union, works council or any other employee representatives in connection with the Merger or any of the other Contemplated Transactions and (ii) the Company and Parent shall use commercially reasonable efforts to provide any relevant, required information to, and undertake any required consultation with, representatives of Continuing Employees in a timely manner.

(g)         No provision of this Agreement shall be construed (i) as a guarantee of continued employment of any Continuing Employee, (ii) to prohibit Parent or the Surviving Corporation from having the right to terminate the employment of any Continuing Employee, (iii) to prevent the amendment, modification or termination of any Company Employee Plan after the Closing (in each case in accordance with the terms of the applicable Company Employee Plan) or (iv) as an amendment or modification of the terms of any Company Employee Plan (for purposes of this Section 5.3(g), without giving effect to any materiality qualifications in the definition of “Company Employee Plan”).

(h)         Prior to the Effective Time, the Company’s board of directors (or if appropriate, any committee thereof administering the Company Stock Award Plan) shall adopt such resolutions and take such other actions (including obtaining consents or providing any required or advisable notices) necessary or desirable (i) to effectuate the provisions of Section 1.5(b), (ii) to ensure that, from and after the Effective Time, holders of Company Restricted Stock shall have no rights with respect thereto other than those specifically provided in Section 1.5(b), and (iii) to terminate the Company Stock Award Plan effective as of the Effective Time.

5.4          Indemnification of Officers and Directors.

(a)         From the Effective Time until the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to exculpate, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and shall also cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director, manager and officer of any Acquired Company (collectively, the “Indemnified Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Persons’ service as a director or officer of any Acquired Company or services performed by such Persons at the request of any Acquired Company at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including with respect to (i) the Merger and the other Contemplated Transactions and (ii) actions to enforce this Section 5.4.

(b)         From the Effective Time until the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to maintain in full force and effect all rights to indemnification, advancement of expenses and exculpation by the Company existing in favor of the Indemnified Persons for their acts and omissions as directors and officers occurring prior to the Effective Time, as provided in the Company’s or the applicable Acquired Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in any Indemnification Agreements between an Acquired Company and such Indemnified Persons (as in effect as of the date of this Agreement).

(c)          From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement, the binder for which has been Made Available to Parent (the “Existing D&O Policy”); provided, however, that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of no less favorable coverage; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of 300% of the annual premium paid prior to the date of this Agreement by the Company for the Existing D&O Policy (the “Maximum Premium”).  If any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium in the aggregate, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the greatest amount of coverage that can be obtained for a premium equal to the Maximum Premium. Parent and the Surviving Corporation or, prior to the Effective Time, the Company shall have the right, in lieu of the foregoing requirements of this Section 5.4(c), to purchase a pre-paid, non-cancellable “tail” policy on the Existing D&O Policy for a claims reporting or discovery period of six years from the Effective Time and otherwise on terms and conditions that are no less favorable than the terms and conditions of the Existing D&O Policy.  If such “tail” policy is purchased, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such “tail” policy in full force and effect in lieu of all other obligations of the Surviving Corporation under the first sentence of this Section 5.4(c).

(d)         The provisions of this Section 5.4 are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons, who are intended third-party beneficiaries of this Section 5.4 from and after the Effective Time.

5.5          Regulatory Approvals; Cooperation.

(a)         Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate fully with each other and use (and shall cause their respective Subsidiaries to use) (provided that, with respect to the Company’s Subsidiaries that are not controlled by the Company (excluding, for the avoidance of doubt, GAC), the Company shall use reasonable best efforts to cause (including by exercising any rights under any applicable governing document) each such Subsidiary to use) their respective reasonable best efforts to execute and deliver such further documents, certificates, agreements and instruments and to take or cause to be taken such other actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other Contemplated Transactions and to carry out the intent and purposes of this Agreement as soon as practicable (and in any event prior to the Outside Date), including filing, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to respond promptly to any request for additional information by any such Governmental Body.  Without limiting the generality of the foregoing, and subject to Section 5.5(e), the Company and Parent shall: (i) respond as promptly as practicable to any inquiries or requests received from the Federal Trade Commission, the Department of Justice, any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters; (ii) subject to Section 5.5(e), use reasonable best efforts, including by committing to cause the existing “Special Security Agreement” to which Parent or its Subsidiaries is party to apply to the Acquired Companies or to enter into a new “Special Security Agreement” if required by DCSA in the form of a commitment letter reflecting acceptance by DCSA, to obtain the agreement by DCSA in the form of a commitment letter reflecting acceptance by DCSA of a plan to mitigate foreign ownership, control and influence over the Company resulting from the Merger (such agreement by DCSA, the “DCSA Commitment Letter”); (iii) as promptly as practicable after the date of this Agreement, prepare and provide to DCSA a draft commitment letter in respect of the DCSA Commitment Letter; (iv) use reasonable best efforts to respond as promptly as practicable, and no later than the deadline specified by DCSA for such a response, to any information request from DCSA in connection with the DCSA assessment, review or investigation of the Merger; (v) subject to Section 5.5(e), use reasonable best efforts to satisfy the CFIUS Condition; (vi) as promptly as practicable after the date of this Agreement, prepare and file with CFIUS a draft Joint Voluntary Notice pursuant to 31 C.F.R. § 800.401(f), and, upon receipt of CFIUS’s comments on the draft Joint Voluntary Notice, promptly prepare and submit a formal Joint Voluntary Notice to CFIUS pursuant to 31 C.F.R. § 800.401(a); and (vii) use reasonable best efforts to respond as promptly as practicable, and no later than the deadline specified by CFIUS for such a response, to any information request from CFIUS in connection with the CFIUS, review or investigation of the Merger. The Company and Parent agree that if CFIUS suggests or requests, or if Parent determines it to be reasonably appropriate in connection with satisfying the CFIUS Condition, that the parties withdraw and resubmit the Joint Voluntary Notice submitted to CFIUS pursuant to this Section 5.5(a), the Company and Parent shall cooperate in withdrawing and resubmitting such Joint Voluntary Notice.

(b)         Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 5.5(a).  Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (i) remove personally sensitive information, (ii) remove references concerning the valuation of the Company and its Subsidiaries or Parent and its Subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (iii) comply with contractual arrangements, (iv) prevent the loss of a legal privilege or (v) comply with applicable Law. Notwithstanding anything to the contrary contained in this Section 5.5 or elsewhere in this Agreement, Parent: (i) shall have the principal responsibility for devising and implementing the strategy of the parties with respect to seeking any actions or Consents of any Governmental Body with respect to the Merger and coordinating any contacts with any Governmental Body; and (ii) shall take the lead in all meetings and communications with any Governmental Body in connection with obtaining any such action or Consent. Except where prohibited by applicable Laws or any Governmental Body, and subject to the immediately preceding sentence and the confidentiality provisions of the Confidentiality Agreement, each of Parent and the Company shall: (A) consult with the other in good faith prior to taking a position with respect to any filing or submission required by Section 5.5(a); (B) permit the other to review and discuss reasonably in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions or proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party hereto in connection with any filing or submission required by Section 5.5(a) or any antitrust-related Legal Proceeding related to this Agreement or the Contemplated Transactions; (C) coordinate with the other in preparing and exchanging such information; and (D) promptly provide the other (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Body in connection with any filing or submission required by Section 5.5(a).

(c)         Each of Parent and the Company shall notify the other promptly upon the receipt of: (i) any communication from any official of any Governmental Body in connection with any filing or submission made pursuant to this Agreement; (ii) Knowledge of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions (and shall keep the other party informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any official of any Governmental Body for any amendment or supplement to any filing made pursuant to this Agreement or any information required to comply with any Law applicable to the Merger or any of the other Contemplated Transactions.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.5(a), Parent or the Company, as the case may be, shall (promptly upon learning of the occurrence of such event) inform the other of the occurrence of such event and cooperate in filing with the applicable Governmental Body such amendment or supplement.

(d)         Without limiting the generality of the foregoing, but subject to Section 5.5(e), each party to this Agreement: (i) shall consult with such party’s employees to the extent required under any applicable Law in connection with the Merger or any of the other Contemplated Transactions; and (ii) shall use its reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions provided, that, notwithstanding the foregoing, the Company shall not be required to make any payments or concessions in connection with the fulfillment of its obligations under this Section 5.5(d). Parent and the Company shall consult with each other with respect to all of the matters contemplated by clauses “(i)” and “(ii)” of this Section 5.5(d), and will keep the other reasonably apprised of the status of matters relating to the consummation of the Contemplated Transactions.

(e)         Notwithstanding anything to the contrary contained in Section 5.5(a), Section 5.5(d) or elsewhere in this Agreement, nothing in this Section 5.5 shall require, or be construed to require, the Acquired Companies, Parent, Merger Sub or Parent’s other Affiliates to agree to, or to accept or suffer to have imposed upon it, with respect to the Acquired Companies, Parent, Merger Sub or Parent’s other Affiliates, any condition, requirement or mitigation that would require any of them to (and none of the Acquired Companies shall, except with the prior written consent of Parent, agree to):  (i) sell, hold, separate, divest, or discontinue, before or after the Effective Time, any assets, businesses, or interests of the Acquired Companies, Parent, Merger Sub or Parent’s other Affiliates; (ii) accept any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, or interests that would reasonably be expected to materially and adversely impact the economic and business benefits to Parent of the Contemplated Transactions; (iii) commence or contest, or cause any of its Subsidiaries or Affiliates to commence or contest, any litigation in which a Governmental Body is a party relating to the Merger or any of the other Contemplated Transactions; (iv) make any material modification or waiver of the terms and conditions of this Agreement; or (v) directly or indirectly (A) change, or commit to change, its place of domicile or organization or (B) materially restructure or commit to restructure any of the Contemplated Transactions (any of the foregoing actions identified in the immediately preceding clauses “(i)”, “(ii)” and “(iv)”, a “Burdensome Condition”); provided, however, that a Burdensome Condition shall be deemed not to include any condition customarily requested by DCSA as part of a “Special Security Agreement.”

5.6         Disclosure.  The initial press releases regarding the Merger to be issued by each of Parent and the Company shall be in forms to be mutually agreed by Parent and the Company.  Thereafter, Parent and the Company shall consult with each other before issuing (i) any press release, (ii) making any announcement to Company Associates with respect to the Merger, this Agreement or any of the other Contemplated Transactions or (iii) or otherwise making any public statement with respect to the Merger, this Agreement or any of the other Contemplated Transactions; provided, however, that in the case of the foregoing clauses “(i)” and “(iii)”, neither Parent nor the Company shall issue any such press release or public statement without the other party’s written consent, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, including the NASDAQ.

5.7         Resignation of Officers and Directors.  Unless otherwise directed by Parent, the Company shall use commercially reasonable efforts to obtain and deliver to Parent at the Closing the resignation, effective as of the Effective Time, of each officer and director of the Acquired Companies (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Employee Plan applicable to such individual’s status as an officer or director of an Acquired Company).

5.8        Delisting.  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.9        Section 16 Matters.  Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock and Company Equity Awards in connection with the Merger by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

5.10       Stockholder Litigation.  The Company shall promptly (but in any event within two Business Days) notify Parent in writing of, and shall give Parent the opportunity to participate in (but not control), at Parent’s sole expense, the defense and settlement of, any stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving the Company and/or any of its directors or officers relating to this Agreement, the Merger or any of the other Contemplated Transactions (“Stockholder Litigation”).  No compromise or full or partial settlement of any Stockholder Litigation shall be agreed to by any Acquired Company without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

5.11       Takeover Statutes and Rights.  If any Takeover Statute is or may become applicable to this Agreement, the Merger or any of the other Contemplated Transactions, the Company and the board of directors of the Company shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on this Agreement, the Merger and the other Contemplated Transactions.

5.12      Special Dividend.  For purposes of this Agreement, the “Special Dividend” means the amount of $0.50 in cash per share of Company Common Stock, as it may be adjusted pursuant to this Section 5.12, without interest.  No earlier than 10 Business Days prior to the contemplated Closing Date (as determined by the parties pursuant to Section 1.3), the Company shall deliver to Parent an accurate and complete, in all material respects, itemized estimate of, without duplication, (i) all fees, costs and expenses of brokers, finders, investment bankers, attorneys, accountants and other consultants and advisors (including the fees and commissions contemplated in Section 2.25 and in connection with the arrangements contemplated by the following clause (ii) of this sentence) and (ii) all sale, change-of-control, “stay-around,” retention or similar bonuses or payments to any Company Associates or other Persons, in each case that have been paid or will become payable or have otherwise been incurred by or on behalf of the Acquired Companies as a result of or in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions (collectively, the “Transaction Expenses”) as of the contemplated Closing Date.  For the avoidance of doubt, the Transaction Expenses shall not include (w) any fees, costs, expenses or payments to the extent incurred by or at the direction of Parent or Merger Sub after the date hereof, (x) any filing fees or other similar fees, costs or expenses, including filing fees payable in connection with the filing of the Proxy Statement with the SEC, (y) any fees, costs and expenses for preparing and mailing the Proxy Statement, convening the Company Stockholders Meeting or any adjournment thereof or solicitation of proxies from the Company’s stockholders (other than, in the case of this clause “(y)”, any fees, costs or expenses of the professionals specified in clause “(i)” of this Section 5.12) or (z) the cost of the “tail” insurance policy contemplated in Section 5.4(c).  To the extent that the aggregate Transaction Expenses in such list exceed $3,050,000, the aggregate amount of the Special Dividend shall be decreased by the amount of such excess, and the per-share amount of the Special Dividend shall be adjusted accordingly pro rata.  Following such determination of the amount of the Special Dividend and prior to the Closing, subject to applicable Law, the Company’s board of directors shall declare a cash dividend, the record date for which shall be the close of business on the last Business Day prior to the day on which the Effective Time occurs (the “Special Dividend Record Date”) and the payment date for which shall be three Business Days after the Effective Time (the “Special Dividend Payment Date”), in the amount of the Special Dividend payable to holders of record of issued and outstanding shares of Company Common Stock; provided that payment of the Special Dividend shall be contingent on the consummation of the Merger.  Following determination of the amount of the Special Dividend in accordance with this Section 5.12, the Company shall have the right, but not the obligation, to deposit funds equal to the aggregate amount of the Special Dividend with a paying agent selected by the Company and that is reasonably acceptable to Parent (and subject to a paying agent agreement in form and substance reasonably acceptable to Parent) to be held in trust for the holders of record of issued and outstanding shares of Company Common Stock on the Special Dividend Record Date.  Parent shall cause the Surviving Corporation (or the paying agent with which the Company deposited funds in trust pursuant to the immediately preceding sentence) to pay, or for Special Dividends with respect to which there is a Tax withholding obligation, shall cause to be paid through Parent’s or the Surviving Corporation’s standard payroll practices, if applicable, and less any applicable withholding for Taxes, the Special Dividend on the Special Dividend Payment Date.

5.13       Insurance.  Prior to the Closing, the Company shall, shall ensure that each of the Company’s controlled Subsidiaries (excluding, for the avoidance of doubt, GAC) shall, and shall use reasonable best efforts to cause (including by exercising any rights under any applicable governing document) each of the other Acquired Companies to, use commercially reasonable efforts, including taking all commercially reasonable actions necessary, to seek to ensure that the Acquired Companies will, on and after the Closing Date, have the benefits of coverage under all insurance policies insuring the Acquired Companies with respect to insured events occurring on or before the Effective Time, subject to any limitations on such coverage under the applicable insurance policies.  The Company shall conduct reasonable internal due diligence to identify any claims that are covered by insurance and that have not yet been reported and any circumstances that could reasonably lead to a claim as of the Closing, and the Company shall report such claims and circumstances to insurance carriers prior to the Closing.

5.14       Restructuring. Prior to the Effective Time, the Company shall use its reasonable best efforts to restructure the terms of certain restrictive covenants described in Section 5.14 of the Disclosure Schedule (the “Restructuring”), and the Company and Parent shall cooperate in good faith with each other to seek to develop and reach mutual agreement on terms of the Restructuring.  The Company shall keep Parent reasonably involved in the process and communications to implement the Restructuring and provide written notice to Parent regarding the proposed final terms five Business Days in advance of reaching any final agreement relating to the Restructuring so as to give Parent a reasonable time to consider the effects thereof and the Company shall consider in good faith any comments of Parent regarding such proposed terms.  For the avoidance of doubt, notwithstanding anything to the contrary herein, unless Parent has irrevocably waived the condition set forth in Section 6.8 prior to 11:59 p.m. (New York time) on the fifth Business Day of the notice period described in the immediately preceding sentence, the Company shall be entitled to effect the Restructuring on the terms set forth in the written notice provided to Parent.

Section 6.           Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, as of the Closing, of each of the following conditions:

6.1         Accuracy of Representations.  Each of the representations and warranties of the Company (i) contained in Sections 2.3(a)-(c) (Capitalization) and 2.6(a) (Absence of Changes) of this Agreement shall be accurate in all respects (other than, in the case of Sections 2.3(a)-(c) (Capitalization), for any de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been so accurate as of such earlier date); (ii) contained in Sections 2.1(a) (Organization), 2.3(d)-(e) (Capitalization), 2.4 (Authority; Binding Nature of Agreement), 2.22 (Vote Required), 2.24 (Opinion) and 2.25 (Advisors’ Fees) shall be accurate (without giving effect to any “Material Adverse Effect” or other materiality qualifications therein) in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been so accurate of such earlier date); (iii) contained in Section 2.14(b) (Compliance with Laws) (together with the Sections referred to in the immediately preceding clauses “(i)” and “(ii)”, the “Specified Representations”) shall be accurate (without giving effect to any materiality qualifications therein) as of the Closing Date as if made on and as of the Closing Date, except in the case of this clause “(iii)” where the failure of such representations and warranties to be so accurate, individually or in the aggregate, has not, and would not reasonably be expected to be, material to the business of the Acquired Companies, taken as a whole, or material to the business of Parent and its Subsidiaries, taken as a whole; and (iv) contained in Section 2 (other than the Specified Representations), shall be accurate (without giving effect to any “Material Adverse Effect” or other materiality qualifications therein) as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been so accurate as of such earlier date), except in the case of this clause “(iv)” where the failure of such representations and warranties to be so accurate, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.  For purposes of determining the accuracy of such representations and warranties as of the foregoing dates, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

6.2         Performance of Covenants.  The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3         Stockholder Approval.  This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

6.4         Closing Certificate.  Parent shall have received a certificate executed by the Executive Chairman or the Acting Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1 and 6.2 (including specifically performance of the covenant set forth in Section 5.13 in all material respects) have been duly satisfied.

6.5         Regulatory Matters.  The CFIUS Condition shall have been satisfied without the imposition of any Burdensome Condition.

6.6      No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Specified Governmental Body and remain in effect, and there shall not be in effect any Law enacted by a Specified Government Body that makes consummation of the Merger illegal.

6.7         No Governmental Litigation.  There shall not be pending any Legal Proceeding in which a Specified Governmental Body is a party challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions.

6.8         Restructuring. The Restructuring shall have been completed in accordance with Section 5.14.

Neither Parent nor Merger Sub may rely on the failure of any condition set forth in this Section 6 to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement or such party’s failure to comply with its obligations hereunder was the proximate cause of the failure of such condition to be satisfied.

Section 7.           Conditions Precedent to Obligation of the Company

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, as of the Closing, of the following conditions:

7.1         Accuracy of Representations.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been so accurate as of such earlier date), except where the failure of the representations and warranties of Parent and Merger Sub to be so accurate, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or any of the other Contemplated Transaction.

7.2         Performance of Covenants.  The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3         Stockholder Approval.  This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

7.4         Closing Certificate.  The Company shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.5         Regulatory Matters.  The CFIUS Condition shall have been satisfied without the imposition of any Burdensome Condition.

7.6         No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Specified Governmental Body and remain in effect, and there shall not be in effect any Law enacted by a Specified Government Body that makes consummation of the Merger illegal.

7.7         No Governmental Litigation.  There shall not be pending any Legal Proceeding in which a Specified Governmental Body is a party challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions.

The Company may not rely on the failure of any condition set forth in this Section 7 to be satisfied if such failure was caused by the Company’s material breach of any provision of this Agreement or the Company’s failure to comply with its obligations hereunder was the proximate cause of the failure of such condition to be satisfied.

Section 8.          Termination

8.1         Termination.  This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote) by written notice of the terminating party to the other parties:

(a)          by mutual written consent of Parent and the Company;

(b)         by either Parent or the Company if the Merger shall not have been consummated by 5:00 p.m. (New York time) on February 28, 2020 (the “Initial Outside Date”); provided, however, that if on such Initial Outside Date, a Specified Circumstance exists and all of the conditions set forth in Section 6 and Section 7 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived (where permissible), except for the conditions set forth in Section 6.5 and Section 7.5, then either Parent or the Company may, in its sole discretion, extend the Outside Date to 5:00 p.m. (New York time) on May 28, 2020 (the “Second Outside Date”)  by providing the other party written notice of such extension on or before the Outside Date (the Initial Outside Date and the Second Outside Date, if applicable pursuant to this Section 8.1(b), the “Outside Date”); provided, further, that if the satisfaction of the last to be satisfied or waived (where permissible) of the conditions set forth in Section 6.5 and Section 7.5 occurs less than three Business Days prior to the Outside Date, the Outside Date shall be deemed to be extended to the extent necessary to permit the Closing to occur in accordance with Section 1.3; provided, further, a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the Outside Date was proximately caused by the action or failure on the part of such party to act and such action or failure constituted a material breach of this Agreement;

(c)         by either Parent or the Company if a Specified Governmental Body shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or a Law has been enacted by a Specified Governmental Body that makes consummation of the Merger illegal;

(d)        by either Parent or the Company if:  (i) the Company Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Required Company Stockholder Vote was proximately caused by the action or failure on the part of such party to act and such action or failure constitutes a material breach of this Agreement;

(e)          by either Parent or the Company following a Final CFIUS Turndown; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if such Final CFIUS Turndown was proximately caused by the action or failure on the part of such party to act and such action or failure constitutes a material breach of this Agreement;

(f)          by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;

(g)         by Parent if: (i) any of the Company’s representations or warranties contained in this Agreement shall not be true and correct, which failure to be true and correct would give rise to the failure of the condition set forth in Section 6.1 to be satisfied; (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; or (iii) a Material Adverse Effect shall have occurred (other than, in the case of this clause “(iii)”, to the extent such Material Adverse Effect is under clause “(b)” of the definition thereof and results from or arises out of any Legal Proceedings of the type set forth in clause (ii) of Section 2.20(a)) and remain uncured for a period of 60 days commencing on the date that Parent gives the Company written notice of the occurrence of such Material Adverse Effect;  provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations or warranties or a breach of a covenant or obligation by the Company is curable by the Company prior to the Outside Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company written notice of such inaccuracy or breach;

(h)         by the Company if: (i) any of Parent’s representations or warranties contained in this Agreement shall not be true and correct, which failure to be true and correct would give rise to the failure of the condition set forth in Section 7.1 to be satisfied; or (ii) if any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of Parent’s representations or warranties or a breach of a covenant or obligation by Parent is curable by Parent by the Outside Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent written notice of such inaccuracy or breach; or

(i)          by the Company (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) in order to accept a Superior Offer (subject to compliance with the provisions of Section 4.3 and Section 5.2) and concurrently enter into a binding, written, definitive agreement providing for the consummation of the transaction contemplated by such Superior Offer (an “Alternative Acquisition Agreement”); provided, that prior to or concurrently with such termination, the Company shall have paid (or caused to be paid) to Parent or its designee the Termination Fee.

8.2         Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given by the terminating party to the other party, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect without any liability or obligation on the part of the Company, Parent, Merger Sub or any of their respective directors, officers, employees, stockholders, Representatives, agents or advisors; provided, however, that: (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (b) the Confidentiality Agreement shall survive the termination of this Agreement and remain in full force and effect in accordance with its terms; and (c) the termination of this Agreement shall not relieve any party from any liability for fraud or any knowing and intentional breach of this Agreement (except as provided in the second to last sentence in Section 8.3(f)).  For purposes of this Agreement, “knowing and intentional breach” shall mean a breach of this Agreement or failure to perform a covenant or obligation that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act or failure to act would, or would reasonably be expected to, cause a material breach of this Agreement.

8.3          Expenses; Termination Fees.

(a)         Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement or any of the Contemplated Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall equally share all filing fees and similar expenses incurred in connection with the filing by the parties hereto of any notice or other document under any applicable foreign antitrust or competition-related law or regulation or the filing of any notice or other document with any Governmental Body pursuant to Section 5.5 or other Law.

(b)         If this Agreement is terminated by Parent pursuant to Section 8.1(g), then the Company shall make the Expense Payment to Parent at the time specified in Section 8.3(e).

(c)         If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d); (ii) at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made and such Acquisition Proposal shall not have been publicly withdrawn prior to the Company Stockholders Meeting; and (iii) within 12 months after the date of any such termination, an Acquisition Transaction with any Person (other than Parent, Merger Sub or any of their respective Affiliates) is consummated or a definitive agreement providing for an Acquisition Transaction with any Person (other than Parent and Merger Sub) is executed and thereafter such Acquisition Transaction is subsequently consummated (whether or not such consummation occurs before or after such 12-month period), then the Company shall pay to Parent the Termination Fee in cash; provided, however, that, for purposes of clause “(iii)” of this Section 8.3(c), all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”.

(d)        If this Agreement is terminated: (i) by Parent pursuant to Section 8.1(f); or (ii) by the Company pursuant to Section 8.1(i), then the Company shall pay to Parent the Termination Fee in cash.

(e)         Any Termination Fee required to be paid to Parent pursuant to Section 8.3(c) shall be paid by the Company contemporaneously with the consummation of the Acquisition Transaction contemplated by Section 8.3(c).  Any Termination Fee required to be paid to Parent pursuant to Section 8.3(d) shall be paid or made by the Company (A) in the case of a termination of this Agreement by the Company, at or prior to the time of such termination, or (B) in the case of a termination of this Agreement by Parent, within two Business Days after such termination. Any Expense Payment required to be made pursuant to Section 8.3(b) shall be paid or made by the Company promptly (but in no event later than five Business Days) following the delivery by Parent to the Company of a reasonably detailed invoice, together with reasonable supporting documentation, of Parent’s expenses that are subject to reimbursement in accordance with the definition of “Expense Payment.”

(f)          Each of the parties acknowledges and agrees that in no event shall the Company be required to pay the Termination Fee or the Expense Payment under this Section 8.3 on more than one occasion, whether or not such fees may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Each of the parties acknowledges and agrees that (i) the covenants and obligations contained in this Section 8.3 are an integral part of the Contemplated Transactions, and that, without these covenants and obligations, the parties would not have entered into this Agreement and (ii) the Termination Fee and the Expense Payment are not penalties, but rather are liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Termination Fee or the Expense Payment are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.  Notwithstanding anything to the contrary contained in this Agreement, except in the case of fraud, if this Agreement is validly terminated in accordance with Section 8.1 in the circumstances under which the Termination Fee or Expense Payment is payable to Parent pursuant to this Section 8.3, Parent’s right to receive payment of such Termination Fee or Expense Payment from the Company in such circumstances (plus, if the Termination Fee or Expense Payment is not timely paid, the interest, fees and expenses described in Section 8.3(g)) shall be the sole and exclusive remedy of Parent and Merger Sub against the Acquired Companies and any of their respective former, current or future officers, directors, partners, stockholders, option holders, managers, members or Affiliates (each such Person, a “Company Related Party”) for the loss suffered as a result of the failure of the Merger to be consummated or any loss suffered as a result of any breach of any covenant or agreement in this Agreement, and upon payment of such amount, none of the Acquired Companies or any of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement. Nothing in this Section 8.3(f) shall limit the rights of Parent, Merger Sub or the Company under Section 9.10 (or otherwise with respect to injunctive or similar relief).

(g)         If the Company fails to pay when due any amount payable under this Section 8.3, then (i) the Company shall reimburse Parent for all reasonable and documented out-of-pocket fees and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3 and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the sum of the Prime Rate in effect on the date such overdue amount was originally required to be paid plus 500 basis points.

(h)        The Company shall be entitled to deduct and withhold from any amount payable or otherwise deliverable pursuant to this Section 8.3 such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax law. Any amounts so deducted, withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Section 8.3 as having been paid to the person in respect of which such deduction or withholding was made.

(i)          For purposes of this Agreement:

(i)        “Expense Payment” means a cash payment to Parent in an amount equal to the lesser of (x) $1,750,000 or (y) the aggregate amount of all reasonable and documented out-of-pocket fees, costs and other expenses (including legal fees, financial advisory fees, consultant fees, filing fees and travel expenses) that Parent has directly or indirectly paid or otherwise borne, or that are payable directly or indirectly by Parent, in connection with or in anticipation of the Contemplated Transactions (including all fees and expenses relating directly or indirectly to the preparation and negotiation of this Agreement, the Confidentiality Agreement and the other documents referred to in this Agreement, and all fees and expenses relating to Parent’s due diligence investigation of the Acquired Companies).

(ii)        “Termination Fee” means a non-refundable fee in the amount of $4,000,000 in cash; provided, however, that the “Termination Fee” shall be $3,000,000 in cash solely in the event that this Agreement is terminated by the Company prior to the No-Shop Period Start Date pursuant to Section 8.1(i) to accept a Superior Offer and concurrently enter into an Alternative Acquisition Agreement.

Section 9.           Miscellaneous Provisions

9.1        Amendment.  This Agreement may be amended, modified or supplemented by a written agreement signed by the Company, Parent and Merger Sub at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by Law or in accordance with the rules and regulations of the NASDAQ requires further approval of the stockholders of the Company without the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2          Waiver.

(a)         At any time prior to the Effective Time, any party may: (i) extend the time for the performance of any of the obligations or other acts of any other party; (ii) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant to this Agreement; or (iii) subject to the proviso to the first sentence of Section 9.1 and to the extent permitted by applicable Law, waive compliance with any of the agreements or covenants of any other party or any condition that exists in favor of the waiving party contained in this Agreement. Any agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party against whom the extension or waiver is to be effective.

(b)         No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c)        No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3         No Survival.  None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to Section 6.4 or 7.4 shall survive the Merger. No covenant or agreement contained in this Agreement shall survive the Merger except to the extent any such covenant or agreement by its terms contemplates performance following the Merger, in which case such covenant or agreement shall survive until fully performed in accordance with its terms.

9.4        Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery.  This Agreement (including all Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement and supersede all prior representations, warranties, agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms of this Agreement.

9.5         Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a)        This Agreement, and any action, suit or other Legal Proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), the negotiation, execution or performance of this Agreement, any of the Contemplated Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, regardless of the choice of laws principles of the State of New York, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action between any of the parties arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, any of the Contemplated Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any federal or state court located in the Borough of Manhattan, New York City, State of New York and any appellate courts therefrom; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than any federal or state court located in the Borough of Manhattan, New York City, State of New York and any appellate courts therefrom.  Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 9.8 or in such other manner as may be permitted by applicable Law shall be effective service of process for any such action; provided, however, that Parent irrevocably and unconditionally agrees to the designation of WSP USA, Inc., its affiliate in the United States with an office located at One Penn Plaza, New York, NY 10119, as its agent for service of process, summons, notice or document.

(b)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, ANY OF THE CONTEMPLATED TRANSACTIONS OR THE LEGAL RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT (WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE), IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, ANY OF THE CONTEMPLATED TRANSACTIONS OR THE LEGAL RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT (WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE).  EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6        Disclosure Schedule.  The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2 (or any other applicable section or subsection contained in this Agreement), and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2 (or any other applicable section or subsection contained in this Agreement); provided that the disclosure of any information in any part or subpart of the Disclosure Schedule shall also constitute disclosure for purposes of all other Sections of this Agreement with respect to which such disclosure is applicable or relevant on its face from the substance of the matter disclosed.  For purposes of this Agreement, each statement or other item of information set forth or incorporated in a particular part or subpart of the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in the corresponding section or subsection of Section 2 (or any other applicable section or subsection contained in this Agreement). Any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall not affect or be deemed to modify any representation, warranty, covenant or agreement made by the Company herein or the conditions to the obligation of any party to effect the Merger and otherwise consummate the Contemplated Transactions in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder.

9.7        Assignability; No Third-Party Beneficiaries.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the parties’ rights, interests or obligations hereunder may be assigned or delegated by operation of law or otherwise without the prior written consent of (i) the Company (in the case of an assignment by either Parent or Merger Sub) or (ii) Parent (in the case of an assignment by the Company); provided, however, that, subject to the following sentence, Parent or Merger Sub, upon prior written notice to the Company, may assign any or all of their respective rights or obligations under this Agreement, in whole or in part, to any wholly-owned Subsidiary of Parent without obtaining the consent or approval of any other party hereto.  No assignment shall relieve the assigning party of any of its obligations hereunder. Any purported assignment in violation of this Section 9.7 shall be null and void.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except the Indemnified Persons shall be third-party beneficiaries of Section 5.4.

9.8         Notices.  Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by facsimile transmission before 5:00 p.m. on a Business Day in the delivery location, when transmitted and receipt is confirmed; (c) if sent by facsimile transmission after 5:00 p.m. on a Business Day in the delivery location or on a day other than a Business Day and receipt is confirmed, on the following Business Day; (d) if sent via an overnight international courier service, the Business Day after being delivered to such courier; and (e) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address, facsimile number or email address set forth beneath the name of such party below (or to such other address, facsimile number or email address as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

WSP Global Inc.
1600 René-Lévesque Blvd. W., 10th Floor
Montreal (Quebec)
H3H 1P9 Canada
Attention: Philippe Fortier, Chief Legal Officer and Corporate Secretary
Email: [REDACTED]; wspgloballegal@wsp.com

with copies (which shall not constitute notice) to:

Hogan Lovells US LLP
390 Madison Avenue
New York, NY 10017, USA
Attention:	Michael J. Silver
G. Allen Hicks
Facsimile:	(212) 918-3100
Email:	michael.silver@hoganlovells.com
allen.hicks@hoganlovells.com

Stikeman Elliott LLP
1155 René-Lévesque Blvd. West,
Montréal, QC H3B 3V2
Attention:	Maxime Turcotte
Facsimile:	(514) 397-2421
Email:	mturcotte@stikeman.com

if to the Company:

Ecology and Environment Inc.
368 Pleasant View Drive
Lancaster, NY 14086
Attention:	Colleen Mullaney-Westfall, Esq., Corporate Secretary
Facsimile:	(716) 684-0844
Email:	CMullaneyWestfall@ene.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:	Victor I. Lewkow
Neil R. Markel
Facsimile:	(212) 225-3999
Email:	vlewkow@cgsh.com
nmarkel@cgsh.com

9.9         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree to negotiate in good faith to replace such invalid or unenforceable term or provision in a mutually acceptable manner with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.  In the event that the parties are unable to agree to such replacement, the parties agree that the court making the determination referred to above shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.

9.10       Remedies.  Except as otherwise provided in this Agreement, any and all remedies in this Agreement expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by law or equity, upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy, and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  Accordingly, in the event of any breach or threatened breach by any party of any covenant or obligation contained in this Agreement, any non-breaching party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such non-breaching party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.  Each of the parties hereby waives any requirement for the securing or posting of any bond in connection with any such remedy.

9.11       Construction.

(a)         For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)          The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)         As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

(d)        Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Law in this Agreement shall be construed as referring to such agreement, instrument or other document or Law as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) all references to “Sections,” “Schedules” and “Exhibits” in this Agreement or in any Schedule or Exhibit to this Agreement are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement, respectively; (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; and (v) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(e)          Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.

(f)          The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

In Witness Whereof, the parties have caused this Agreement to be duly executed as of the date first above written.

WSP Global Inc.

By:	/s/ Alexandre L’Heureux
Name:	Alexandre L’Heureux
Title:	President and Chief Executive Officer

Everest Acquisition Corp.

By:	/s/ Patrick T. Sheridan
Name:	Patrick T. Sheridan
Title:	Senior Vice President & Treasurer

Ecology and Environment Inc.

By:	/s/ Marshall A. Heinberg
Name:	Marshall A. Heinberg
Title:	Executive Chairman

[Merger Agreement Signature Page]

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“Acceptable Confidentiality Agreement” means any confidentiality agreement between the Company and a Person with terms that, taken as a whole, are not materially less restrictive to such Person than those restrictions on Parent contained in the Confidentiality Agreement.

 “Acquired Companies” means, collectively, the Company and the Company’s Subsidiaries, and their respective predecessors (including any Entity that has been merged into the Company or any of its Subsidiaries).

“Acquired Company Returns” has the meaning assigned to such term in Section 2.16 of the Agreement.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a)       any merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 20% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 20% or more of any such class) of equity securities of the Company; or (ii) in which the Company issues securities representing 20% or more of the outstanding securities of any class of the equity securities of the Company (or instruments convertible into or exercisable or exchangeable for 20% or more of any such class); or

(b)         any sale, exchange, transfer or other disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Companies.

 “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.  The term “Affiliate” shall be deemed to include current and future “Affiliates.”

“Agreement” has the meaning assigned to such term in the preamble to the Agreement.

“Alternative Acquisition Agreement” has the meaning assigned to such term in Section 8.1(i) of the Agreement.

“Anti-Corruption Laws” means any anti-corruption or anti-bribery Law, including the Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act of 2010, applicable Brazilian anticorruption laws (including Brazilian Criminal Code (Decree-Law No. 2,848/1940) and the Brazilian Anticorruption Law (Law No. 12,846/2013)), the Peruvian Corporate Corruption Acts (Law No. 30,424 and Legislative Decree No. 1,352), applicable anti-corruption provisions of the Chilean Criminal Code and the Chilean Corporate Criminal Liability Law and applicable anti-corruption provisions of the Ecuadorian Criminal Code.

“Baird” shall have the meaning set forth in Section 2.24.

“Balance Sheet Date” means April 27, 2019.

“Burdensome Condition” shall have the meaning set forth in Section 5.5(e) of the Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Montreal, Quebec, Canada or New York, New York, USA are authorized or obligated by law or executive order to close.

“Certification” shall have the meaning set forth in Section 2.5(a) of the Agreement.

“CFIUS” means the Committee on Foreign Investment in the United States or any U.S. Governmental Body acting in its capacity as a member of CFIUS or directly involved in CFIUS’s assessment, review or investigation of the Contemplated Transactions.

The “CFIUS Condition” shall be deemed to have been satisfied if: (a) the parties receive written notice from CFIUS stating that CFIUS has concluded that the Contemplated Transactions are neither “covered transactions” nor “pilot program covered transactions” as those terms are defined at 31 C.F.R. § 800.207 and 31 C.F.R. § 801.210, respectively, and, therefore, not subject to review by CFIUS; (b) the parties receive written notice from CFIUS stating that CFIUS has concluded all action under Section 721 of the DPA with respect to the Contemplated Transactions and CFIUS has determined that there are no unresolved national security concerns with respect to the Contemplated Transactions; or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and the President has announced a decision not to take any action to suspend or prohibit the Merger pursuant to the DPA.

“CFIUS Notification Event” shall be deemed to have occurred if CFIUS notifies Parent or the Company that CFIUS intends to send a report to the President of the United States recommending that the President of the United States act to suspend or prohibit the Merger pursuant to the DPA.

“Change in Circumstances” has the meaning assigned to such term in Section 5.2(d)(ii) of the Agreement.

“Closing” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Closing Date” has the meaning assigned to such term in Section 1.3 of the Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to such term in the preamble to the Agreement.

“Company Associate” means any current or former employee, Contract Worker, officer, member of the board of directors or managers (or similar body) of or to any of the Acquired Companies.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its consolidated subsidiaries as of April 27, 2019 included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 27, 2019, as filed with the SEC on June 17, 2019.

“Company Board Recommendation” has the meaning assigned to such term in Section 5.2(b) of the Agreement.

“Company Class A Common Stock” means the Class A Common Stock, $0.01 par value per share, of the Company.

“Company Class B Common Stock” means the Class B Common Stock, $0.01 par value per share, of the Company.

“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.

“Company Contract” means any Contract to which any of the Acquired Companies is a party, is otherwise bound by or is an express third party beneficiary of.

“Company Contractor Entity” means that certain Person that was designated by the applicable Governmental Body as the awardee and payee with respect to Section 2.11(a)(iii) of the Disclosure Schedules.

“Company Employee Plan” means: (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (b) any other material employment, consulting, salary, bonus, commission, other remuneration, stock option, restricted stock, stock purchase or other equity-based award (whether payable in cash, securities or otherwise), benefit, incentive compensation, profit sharing, savings, pension, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, relocation, repatriation, expatriation, retention, change of control, transaction bonus, death benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, and similar fringe, welfare or other employee benefit plan, program, agreement, Contract, policy or binding arrangement (whether or not in writing) (i) maintained or contributed to or required to be contributed to by any of the Acquired Companies for the benefit of or relating to any Company Associate of any Acquired Company, (ii) maintained or contributed to or required to be contributed to by any Affiliate of the Acquired Companies or (iii) with respect to which any Acquired Company has any current or is reasonably likely to have any future Liability.

“Company Equity Award” means an award of Company Restricted Stock.

“Company IP” means all Intellectual Property Rights in which any of the Acquired Companies has (or purports to have) an ownership interest or an exclusive license.

“Company Related Party” has the meaning assigned to such term in Section 8.3(f) of the Agreement

“Company Restricted Stock” means each share of Company Common Stock that is unvested or is subject to a repurchase option or obligation, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company or under the Company Stock Award Plan.

“Company SEC Reports” has the meaning assigned to such term in Section 2.5(a) of the Agreement.

“Company Stock Award Plan” means the Company’s 1998 Stock Award Plan and each supplemental Stock Award Plan adopted by the Company, including the Company’s 2016 Stock Award Plan.

“Company Stock Certificate” has the meaning assigned to such term in Section 1.6 of the Agreement.

“Company Stockholders Meeting” has the meaning assigned to such term in Section 5.2(a) of the Agreement.

“Company 401(a) Plan” has the meaning assigned to such term in Section 5.3(a) of the Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of June 14, 2019, by and between Parent and the Company.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means all actions and transactions contemplated by the Agreement, including the Merger.

“Continuing Employee” means each employee of the Company or any Acquired Company who is employed in the United States immediately prior to the Effective Time and continues employment with Parent, the Surviving Corporation or any Subsidiary or Affiliate of the Surviving Corporation after the Effective Time.

“Contract” means any written agreement, contract, or other legally binding instrument, including any written note, warranty, purchase order, license, sublicense, commitment or undertaking of any nature.

“Contract Worker” means any independent contractor, consultant, subcontractor, subconsultant or service provider, regardless of whether previously an employee or director of any Acquired Company, who is or was hired, retained, employed or used by any of the Acquired Companies and who is not: (a) classified by an Acquired Company as an employee; or (b) compensated by an Acquired Company through wages reported on a form W-2.

“Current Government Contract” has the meaning assigned to such term in Section 2.11(a) of the Agreement.

“Department of State” has the meaning assigned to such term in Section 1.3 of the Agreement.

“DFARS” means the Defense Federal Acquisition Regulation Supplement.

“Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and has been delivered by the Company to Parent on the date of the Agreement.

“Dissenting Shares” has the meaning assigned to such term in Section 1.8(b) of the Agreement.

“DOL” means the United States Department of Labor.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800 et seq.

“DCSA” has the meaning assigned to such term in Section 5.5(a) of the Agreement.

“DCSA Commitment Letter” has the meaning assigned to such term in Section 5.5(a) of the Agreement.

“EDGAR” means SEC’s Electronic Data Gathering Analysis and Retrieval System.

“Effect” has the meaning assigned to the term in the definition of Material Adverse Effect.

“Effective Time” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Encumbrance” means any lien, pledge, hypothecation, mortgage, security interest, attachment, easement, encroachment or similar encumbrance.

“Enforceability Exceptions” means: (a) legal limitations on enforceability arising from applicable bankruptcy and other similar Laws affecting the rights of creditors generally; and (b) legal limitations on enforceability arising from rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any Law, including any Governmental Authorization required thereunder, relating to: (a) the protection, preservation, or regulation of the environment (including air, groundwater, surface water, drinking water supply, surface land, subsurface land, soil and natural resources); (b) human health or safety; or (c) the use, storage, handling, generation, manufacture, processing, remediation, exposure to, or Release or disposal of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with any of the Acquired Companies within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Holder” has the meaning assigned to such term in Section 1.5(a)(i)

“Excluded Person” means any Person or group of Persons (as defined in the Exchange Act and the rules thereunder) from whom the Company or any of its Representatives has received, prior to the No-Shop Period Start Date, a bona fide, written Acquisition Proposal (inclusive of any amendment or modification thereto, regardless of when delivered) that the Company’s board of directors determines in good faith, after taking into account the advice of an independent financial advisor and outside legal counsel, constitutes a Superior Offer or could be expected to result in a Superior Offer; provided, however, that a Person or group of Persons shall immediately cease to be an Excluded Person (and the provisions of this Agreement applicable to Excluded Persons shall cease to apply with respect to such Person(s)) if (A) such Acquisition Proposal made by such Person(s) prior to the start of the No-Shop Period Start Date is withdrawn (it being understood that any amendment, modification or replacement of such Acquisition Proposal shall not, in and of itself, be deemed a withdrawal of such Acquisition Proposal) or negotiations between the Company and such Person are otherwise definitively terminated, (B) such Acquisition Proposal, in the good faith determination of the Company’s board of directors (after taking into account the advice of its independent financial advisor and outside legal counsel), no longer constitutes or could be expected to result in a Superior Offer, or (C) such Person(s) comprising the Excluded Person cease to constitute at least 50% of the equity, voting or financial interests of such Person or group of Persons that made such Acquisition Proposal prior to the start of the No-Shop Period Start Date.

“Excluded Tax Agreement” has the meaning assigned to such term in Section 2.16(f) of the Agreement.

“Existing D&O Policy” has the meaning assigned to such term in Section 5.4(c) of the Agreement.

“FAR” means the Federal Acquisition Regulation.

A “Final CFIUS Turndown” shall be deemed to have occurred if: (a) a decision to suspend or prohibit the Merger is publicly announced by the President of the United States pursuant to the DPA; or (b) at any time after a CFIUS Notification Event, Parent makes a determination in good faith that the CFIUS Condition is unlikely to be satisfied without the imposition of any Burdensome Condition and provides the Company with written notice of such determination.

“Foreign Export and Import Law” means any Law of the United Nations, the European Union, or the United Kingdom regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any goods, services or technical data.

“Foreign Plan” means any: (a) Company Employee Plan that is subject to any of the Laws of any jurisdiction outside the United States; (b) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States, or (c) any plan, program, policy, practice, Contract or other arrangement of any Acquired Company mandated by a Governmental Body outside the United States.

“GAAP” means generally accepted accounting principles in the United States.

“GAC” means Gestion Ambiental Consultores S.A.

“GAC Shareholders Agreement” means the Shareholders’ Agreement, dated as of September 23, 1999, by and among Ecology and Environment de Chile S.A., Inversiones La Fuente Limitada, Inversiones Quillay Limitada and Inversiones y Servicios Covala Limitada.

“Government Bid” means any outstanding quotation, bid or proposal which, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any Contract (including any task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement or letter contract) between any of the Acquired Companies, on the one hand, and, on the other hand, (a) any Governmental Body; (b) any prime contractor of a Governmental Body in its capacity as a prime contractor; or (c) any subcontractor with respect to any Contract of a type described in clause “(a)” or clause “(b)” above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

 “Governmental Authorization” means: (a) any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) any right under any Contract with any Governmental Body, and shall also include any required approval or clearance of any Governmental Body pursuant to any applicable Law relating to antitrust or competition matters.

“Governmental Body” means: any U.S. or non-U.S., federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body.

“Hazardous Materials” means any substance, material, chemical, or waste which is regulated or which would reasonably be expected to form the basis of Liability under Environmental Law or to which exposure is regulated by any Environmental Law, and includes any toxic waste, pollutant, contaminant, hazardous substance or material (including toxic mold), toxic substance, chemical substance, hazardous waste, special waste, or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation, per or polyfluoroalkyl substances or polychlorinated biphenyls.

“IFRS” means International Financial Reporting Standards, as issued by the International Financial Reporting Standards Board and applicable to an Acquired Company.

“Indemnification Agreement” has the meaning assigned to such term in Section 2.10(a)(v) of the Agreement.

“Indemnified Persons” has the meaning assigned to such term in Section 5.4(a) of the Agreement.

“Information Privacy and Security Laws” means all applicable Laws relating to the processing, use, disclosure, collection, privacy, processing, transfer or security of Protected Information.

“Initial Outside Date” has the meaning assigned to such term in Section 8.1(b) of the Agreement.

“Intellectual Property Rights” means all intellectual property rights in, to or under: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, reexaminations, continuations and continuations-in-part thereof (“Patents”); (b) inventions (whether patentable or not), invention disclosures, improvements, methods, processes; (c) copyrights, and registrations and applications therefor (“Copyrights”), mask works, and all other rights corresponding thereto throughout the world, however denominated, whether registered or not, including works of authorship (including software, whether in source code, object code, firmware, or other form); (d) rights in industrial designs and any registrations and applications therefor; (e) trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), domain names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefor; (f) rights in trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), confidential business, technical and know-how information, non-public information, and other confidential information, including all technology, formulae, customer lists, business and marketing plans, and marketing information and rights to limit the use or disclosure thereof by any Person; and (g) any other proprietary intellectual property rights or similar or equivalent rights to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT System” means any software, hardware, network or systems owned or controlled by any of the Acquired Companies and used as information technology infrastructure or network equipment, including any server, workstation, router, hub, switch, data line, desktop application, server-based application, mobile application, cloud service hosted or provided by any of the Acquired Companies, mail server and firewall.

“ITAR” means the International Traffic in Arms Regulations, 22 C.F.R. §§ 120-130, as amended.

“Joint Voluntary Notice” means a joint voluntary notice filed with CFIUS in accordance with the DPA.

“Key Employee” has the meaning assigned to such term in Section 4.2(b)(xiv) of the Agreement.

“Knowledge” means, as to a particular fact or matter, the actual knowledge after reasonable inquiry (including inquiries with the Acquired Companies’ directors and managers, including the general manager of GAC but excluding any directors of GAC not appointed by the Company or any other manager of GAC) as of the date hereof of the individuals listed in the “Definitions” section of the Disclosure Schedule.

“Leased Real Property” has the meaning assigned to such term in Section 2.8(b) of the Agreement.

“Leases” has the meaning assigned to such term in Section 2.8(b) of the Agreement.

“Legal Proceeding” means any litigation, claim, action, suit or proceeding commenced, brought, conducted or heard by or before any Governmental Body or any arbitrator or arbitration panel.

“Law” means any law, statute, constitution, code, edict, Order, rule, regulation, or requirement issued, enacted or otherwise put into effect by or under the authority of any Governmental Body, including common law.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Any statement in Section 2 of the Agreement to the effect that any information, document or other material has been “Made Available to Parent” means that such information, document or material was: (a) filed with the SEC and publicly available on EDGAR in unredacted form at least two Business Days before the date of the Agreement (including as an exhibit to any of the Company’s filings with the SEC);  (b) provided for review by Parent and Parent’s Representatives at least 48 hours prior to the execution of the Agreement in the “Project Everest” virtual data room maintained by the Company with Donnelley Financial Solutions, Inc. in connection with the Merger; or (c) otherwise made available (electronically or otherwise) in written form to Parent or its Representatives prior to the execution of the Agreement; provided, that the foregoing clauses “(b)” and “(c)” shall be subject to any redaction reasonably deemed necessary or appropriate by the Company of information contained therein.

“Major Client” has the meaning assigned to such term in Section 2.12(a) of the Agreement.

“Major Supplier” has the meaning assigned to such term in Section 2.12(b) of the Agreement.

“Material Adverse Effect” means any effect, change, development, event or circumstance (each, an “Effect”) that, considered individually or together with all other Effects, (a) has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on the business, financial condition, assets, Liabilities or results of operations of the Acquired Companies, taken as a whole; or (b) has or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to timely consummate the Merger or any of the other Contemplated Transactions; provided, however, that, with respect to clause “(a)” above, any Effect, alone or in combination with other Effects, shall be deemed not to constitute a Material Adverse Effect or be taken into account in determining whether there has been a Material Adverse Effect to the extent such Effect arises out of or results from: (i) adverse economic or business conditions, or adverse conditions in the securities, financial or credit markets, in the United States or in other locations in which the Acquired Companies have material operations, except to the extent such adverse conditions have a disproportionately adverse effect on the Acquired Companies, taken as a whole, as compared to the other companies in the engineering and environmental services industry; (ii) adverse economic or business conditions, or adverse conditions in the securities, financial or credit markets, that generally affect the engineering and environmental services industry, except to the extent such adverse conditions have a disproportionately adverse effect on the Acquired Companies, taken as a whole, as compared to the other companies in the engineering and environmental services industry; (iii) changes after the date of the Agreement in Laws or other legal or regulatory conditions or changes after the date of the Agreement in GAAP or other accounting standards (or the enforcement or interpretation thereof), except in each case to the extent such changes have a disproportionately adverse effect on the Acquired Companies, taken as a whole, as compared to the other companies in the engineering and environmental services industry; (iv) changes in political conditions in the U.S. or any other country in the world, or acts of war, sabotage or terrorism in the U.S. or in other locations in which the Acquired Companies have operations, except in each case to the extent such changes or acts have a disproportionately adverse effect on the Acquired Companies, taken as a whole, as compared to any of the other companies in the engineering and environmental services industry; (v) acts of God, natural disasters, weather conditions or other calamities or force majeure events occurring after the date of the Agreement, except in each case to the extent such events or conditions have a disproportionately adverse effect on any of the Acquired Companies, taken as a whole, as compared to the other companies in the engineering and environmental services industry; (vi) changes in the market price or trading volume of the shares of Company Common Stock on the NASDAQ (it being understood, however, that the facts or circumstances giving rise to any such change in the market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred except to the extent such facts or circumstances are otherwise excepted by this definition); (vii) the execution and delivery of this Agreement, the public disclosure of this Agreement or the Contemplated Transactions or the consummation of the Contemplated Transactions; (viii) the identity of, or the effects of any facts or circumstances relating to, Parent or its Affiliates, (ix) compliance with the terms of, or any taking of any action required by, this Agreement or the failure to take any action prohibited by this Agreement; (x) any failure by the Acquired Companies to meet internal or published (including by third parties) estimates, projections or expectations of the Acquired Companies’ revenues, earnings or other performance (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether a Material Adverse Effect has occurred except to the extent such facts or circumstances are otherwise excepted by this definition); or (xi) losses of customers, suppliers, distributors or other business partners or employees arising out of or resulting from the announcement or pendency of the Agreement.

“Material Contract” has the meaning assigned to such term in Section 2.10(a) of the Agreement.

“Maximum Premium” has the meaning assigned to such term in Section 5.4(c) of the Agreement.

“Merger” has the meaning assigned to such term in the recitals of the Agreement.

“Merger Consideration” means the cash consideration that a holder of shares of Company Common Stock is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5 of the Agreement, to the extent that such shares are not Dissenting Shares with appraisal rights perfected in accordance with the NYBCL.

“Merger Sub” has the meaning assigned to such term in the preamble to the Agreement.

“NASDAQ” means the Nasdaq Stock Market.

“NISPOM” has the meaning assigned to such term in Section 2.23 of the Agreement.

“No-Shop Period Start Date” has the meaning assigned to such term in Section 4.3(a) of the Agreement

“NYBCL” means the New York Business Corporation Law.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Order” means any order, writ, injunction, judgment or decree of any Governmental Body.

“Outside Date” has the meaning assigned to such term in Section 8.1(b) of the Agreement.

“Owned Real Property” has the meaning assigned to such term in Section 2.8(a) of the Agreement.

“Parent” has the meaning assigned to such term in the preamble to the Agreement.

“Paying Agent” has the meaning assigned to such term in Section 1.7(a) of the Agreement.

“Payment Fund” has the meaning assigned to such term in Section 1.7(a) of the Agreement.

“Permitted Encumbrance” means any of the following: (a) liens for Taxes or governmental assessments, charges or claims of payment not yet due and payable, due but not delinquent or that are being contested in good faith by appropriate proceeding (provided that, in each case, adequate reserves have been maintained to the extent required by GAAP or similar accounting policy); (b) Encumbrances imposed by Laws, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business; (c) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (d) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Body that are not violated by the current use and operation of the Owned Real Property or the Leased Real Property; (e) customary covenants, defects of title, easements, rights of way, restrictions and other similar non-monetary Encumbrances affecting real property that are disclosed in publicly recorded documents and that, individually or in the aggregate, do not interfere in any material respect with or otherwise impair in any material respect the use, occupancy, value or marketability of title of the property subject thereto; (f) pledges or deposits arising in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (g) minor liens (other than liens securing indebtedness for borrowed money) that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes; and (h) any other Encumbrances that are not, individually or in the aggregate, material to the business of the Acquired Companies or that will be released on or prior to the Closing.

“Person” means any individual, Entity or Governmental Body.

“Pre-Closing Period” has the meaning assigned to such term in Section 1.5(c) of the Agreement.

“Price Per Share” has the meaning assigned to such term in Section 1.5(a)(ii) of the Agreement.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, “Money Rates” section, as the prime rate, as in effect from time to time.

“Proprietary Software” has the meaning assigned to such term in Section 2.9(f) of the Agreement.

“Protected Information” means any information that: (a) relates to or is capable of being linked to an identified or identifiable individual or device used by an individual or (b) is governed, regulated or protected by any Information Privacy and Security Law.

“Proxy Statement” means the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders Meeting.

“Recommendation Change Notice” has the meaning assigned to such term in Section 5.2(d)(ii) of the Agreement.

“Registered Company IP” has the meaning assigned to such term in Section 2.9(a) of the Agreement.

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all Patents, registered Copyrights and registered trademarks and all applications for any of the foregoing.

“Release” means any emission, spill, seepage, pouring, emptying, dumping, leaking, leaching, discharge, injection, pumping, disposal, migration, or release of Hazardous Materials.

“Representatives” means, when used with respect to any Person, the directors, officers, other employees, agents, attorneys, consultants, accountants, investment bankers and other advisors and representatives of such Person.

“Required Company Stockholder Vote” has the meaning assigned to such term in Section 2.22 of the Agreement.

“Restricted Share Merger Consideration” has the meaning assigned to such term in Section 1.5(b) of the Agreement.

“Restructuring” has the meaning assigned to such term in Section 5.14 of the Agreement.

“Sanctions” has the meaning assigned to such term in Section 1.5(b) of the Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Second Outside Date” has the meaning assigned to such term in Section 8.1(b) of the Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Sexual Misconduct Allegation” has the meaning assigned to such term in Section 2.17(e) of the Agreement.

“Special Dividend” has the meaning assigned to such term in Section 5.12 of the Agreement.

“Special Dividend Payment Date” has the meaning assigned to such term in Section 5.12 of the Agreement.

“Special Dividend Record Date” has the meaning assigned to such term in Section 5.12 of the Agreement.

A “Specified Circumstance” shall be deemed to exist if any of the conditions set forth in Sections 6.5 or 7.5 is not satisfied and has not been waived.

“Specified Governmental Body” means any Governmental Body that has actual jurisdiction over (a) the Company, Parent or Merger Sub, (b) any business of any Acquired Company that is material to the Acquired Companies, taken as a whole, or (c) any business of Parent or any of its Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole.  For the avoidance of doubt, any Person exercising authority under the DPA, including the President of the United States, shall be deemed a “Specified Governmental Body.”

“Specified Representations” has the meaning assigned to such term in Section 6.1 of the Agreement.

“Stockholders Agreement” means the Stockholders Agreement, dated as of May 12, 1970, by and among Gerhard J. Neumaier, Frank F. Silvestro, Ronald L. Frank and Gerald A. Strobel, as amended on January 24, 2011.

“Stockholder Litigation” has the meaning assigned to such term in Section 5.10.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity; provided that, without limiting the foregoing, the term “Subsidiary” of the Company shall include GAC.

“Superior Offer” means a bona fide, written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or securities listed on a US national stock exchange or a combination thereof, substantially all of the outstanding shares of Company Common Stock, that: (a) was not obtained or made as a result of a material breach of Sections 4.3 or 5.2 of the Agreement, (b) is not subject to a financing contingency, and (c) constitutes an offer that the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial and the Company’s outside legal counsel and taking into account the likelihood and timing of consummation of the transaction contemplated by such offer, to be more favorable from a financial point of view to the Company’s stockholders than the Merger, including the Special Dividend.

“Support Agreement” has the meaning assigned to such term in the recitals of the Agreement.

“Surviving Corporation” has the meaning assigned to such term in Section 1.1 of the Agreement.

“Takeover Statute” has the meaning assigned to such term in Section 2.21 of the Agreement.

“Tax” means any federal, state, local or foreign tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed by any Governmental Body.  For purposes of this Agreement, “Tax” also includes any Liability for taxes as a transferee, successor or by contract.

“Taxing Authority” means any Governmental Body having jurisdiction with respect to a Tax.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, or other document or information, and any amendment of the foregoing, required to be filed with, any Governmental Body with respect to any Tax.

“Termination Fee” has the meaning assigned to such term in Section 8.3(i) of the Agreement.

“Transaction Expenses” has the meaning assigned to such term in Section 5.12 of the Agreement.

A “Triggering Event” shall be deemed to have occurred if: (a) the Company’s board of directors or any committee thereof shall have: (i) withdrawn the Company Board Recommendation; (ii) modified the Company Board Recommendation in a manner adverse to Parent; or (iii) taken, authorized or publicly proposed any of the actions referred to in Section 5.2(c) of the Agreement; (b) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (c) a tender or exchange offer relating to 20% or more of the shares of Company Common Stock shall have been commenced and the Company shall not have sent to its securityholders, within 10 Business Days after the commencement of such tender or exchange offer (or, if earlier, prior to the Company Stockholders Meeting), a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Board Recommendation; or (d) an Acquisition Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that reaffirms the Company Board Recommendation within 10 Business Days (or, if earlier, prior to the Company Stockholders Meeting) after such Acquisition Proposal is publicly announced.

“U.S. Export and Import Law” means any U.S. Law regulating exports, re-export, deemed (re)export, transfer or imports to or from the United States of goods, services, software or technical data from the United States, including the United States Export Control Reform Act of 2018, the Export Administration Regulations, the Arms Export Control Act, ITAR, the economic sanctions laws, regulations and executive orders administered by OFAC, the Tariff Act of 1930 and the Trade Act of 1974.

“Uncertificated Shares” has the meaning assigned to such term in Section 1.6 of the Agreement.

“WARN Act” has the meaning assigned to such term in Section 2.17(d) of the Agreement.

Exhibit B

Persons Entering into Support Agreements

Marshall A. Heinberg

Michael C. Gross

Michael El-Hillow

Gerhard J. Neumaier Testamentary Trust

Frank B. Silvestro

Ronald L. Frank

Gerald A. Strobel

Justin C. Jacobs

Mill Road Capital II, L.P.

B-1

Exhibit C

Form of Amended and Restated
Certificate of Incorporation of Surviving Corporation

[attached]

C-1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
Ecology and Environment Inc.
(under Section 807 of the Business Corporation Law)

The undersigned, being of the age of eighteen years or over, for the purpose of amending and restating the certificate of incorporation of the corporation pursuant to Section 807 of the Business Corporation Law of the State of New York (“NYBCL”), does hereby certify:

1.          The name of the corporation is Ecology and Environment Inc. (the “Corporation”).

2.          The date of filing of the Certificate of Incorporation with the Department of State was the 20th day of February 1970.

3.          The Certificate of Incorporation, as now in full force and effect including all amendments and changes thereto, of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST.          The   name   of   the   corporation   is   Ecology   and   Environment     Inc.  (the “Corporation”).

SECOND.    The purpose for which the Corporation is formed is to engage in any lawful act    or activity for which corporations may be organized under the NYBCL. The Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.

THIRD.        The office of the Corporation is to be located in the County of   New York, State of New York.

FOURTH.     The aggregate number of shares that the Corporation shall have authority to issue is 1,000 common shares, with the par value of $0.01 per share.

FIFTH.        The Secretary of State is designated as the agent of the Corporation  upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation accepted on behalf of the Corporation is Attn: CT Corporation System, 28 Liberty Street New York, NY 10005.

SIXTH.        To  the  fullest  extent  permitted  by  the  NYBCL,  as  the  same  exists or may thereafter be amended, a director of the Corporation shall not be liable to the Corporation or its shareholders for damages for breach of fiduciary duty as a director.

[SIGNATURE PAGE FOLLOWS]

1

IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated  Certificate of Incorporation on this [●] day of [●], 20[●].

Name:
Address:

2

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
 Ecology and Environment Inc.
(under Section 807 of the Business Corporation Law)

Filer’s Name and Mailing Address:

Name

Company, if applicable

Mailing Address

City, State, and Zip Code

3